Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MEDA AB

Audited Consolidated Financial Statements for the Years Ended December 31, 2015, 2014 and 2013

Independent Auditor’s Report

To the Board of Directors and Shareholders of Meda AB

We have audited the accompanying consolidated financial statements of Meda AB and its subsidiaries, which comprise the consolidated balance sheets as of December 31 2015, December 31 2014 and December 31 2013, and the related consolidated statements of income and comprehensive income, of shareholder’s equity and cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meda AB and its subsidiaries as of December 31 2015, December 31 2014 and December 31 2013, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

PricewaterhouseCoopers AB

/s/ PricewaterhouseCoopers AB

Stockholm, Sweden

April 11, 2016

Consolidated income statement

SEK million	Note	2015	2014	2013
Net sales	4, 5	19,648	15,352	13,114
Cost of sales	6	–7,525	–6,083	–5,087

Gross profit		12,123	9,269	8,027

Other income		22	42	—
Selling expenses		–4,359	–3,718	–2,993
Medicine and business development expenses		–4,086	–3,223	–2,794
Administrative expenses		–981	–883	–692

Operating profit	4, 6–10	2,719	1,487	1,548

Finance income	11,12	37	8	22
Finance costs	11,12	–1,452	–913	–567

Profit after financial items		1,304	582	1,003

Tax	13	–112	–180	–198

Net income		1,192	402	805

Earnings attributable to:
Parent company shareholders		1,176	399	807
Non-controlling interests		16	3	–2

		1,192	402	805

Earnings per share1)	14
Basic, SEK		3.22	1.23	2.57
Diluted, SEK		3.22	1.23	2.57

Average number of shares1)
Basic (thousands)		365,467	323,397	313,672
Diluted (thousands)		365,467	323,397	313,672

Number of shares at year-end2)
Basic (thousands)		365,467	365,467	313,672
Diluted (thousands)		365,467	365,467	313,672
Dividend per share (SEK)2)		2.50	2.50	2.41

1)	For 2013 and 2014, recalculation has been done to consider the bonus issue element in the rights issue 2014.
2)	For 2013, recalculation has been done to consider the bonus issue element in the rights issue 2014.

The accompanying Notes form an integral part of the consolidated financial statements.

Consolidated statement of comprehensive income

SEK million	Note	2015	2014	2013
Net income		1,192	402	805

Items that will not be reclassified to the income statement
Revaluation of defined benefit pension plans and similar plans, net after tax	24	55	–292	113

		55	–292	113

Items that may be reclassified to the income statement
Translation difference	24	–376	2,118	510
Translation differences reversed to income statement	24	–3	–11	—
Net investment hedge, net after tax	24	308	–1,014	–277
Cash flow hedges, net after tax	24	–1	9	17
Available-for-sale financial assets, net after tax	24	–9	6	—

		–81	1,108	250

Other comprehensive income for the period, net after tax		–26	816	363

Total comprehensive income		1,166	1,218	1,168

Total comprehensive income attributable to:
Parent company shareholders		1,150	1,215	1,168
Non-controlling interests		16	3	0

		1,166	1,218	1,168

The accompanying Notes form an integral part of the consolidated financial statements.

Consolidated balance sheet

SEK million	Note	Dec. 31, 2015	Dec. 31, 2014	Dec. 31, 2013
ASSETS
Non-current assets
Tangible assets	15	1,504	1,692	848
Intangible assets	16	47,478	50,798	29,666
Derivatives	22	—	25	—
Deferred tax assets	17	1,812	1,640	918
Available-for-sale financial assets	18	23	45	5
Other non-current receivables	21	262	305	13

Total non-current assets		51,079	54,505	31,450

Current assets
Inventories	20	2,876	2,988	1,982
Trade receivables	21	4,295	4,151	2,151
Other receivables		320	480	196
Tax assets		225	203	106
Prepayments and accrued income		290	266	181
Derivatives	22	149	208	49
Cash and cash equivalents	23	1,612	2,311	178
Total current assets		9,767	10,607	4,843

TOTAL ASSETS		60,846	65,112	36,293

EQUITY
Share capital	24	365	365	302
Other capital contributions	24	13,788	13,788	8,865
Other reserves	24	375	401	–415
Retained earnings including profit for the year		6,431	6,142	6,491

		20,959	20,696	15,243
Non controlling interests		–3	–16	–32

Total equity		20,956	20,680	15,211

LIABILITIES
Non-current liabilities
Borrowings	25	22,507	26,817	7,792
Derivatives	22	19	22	33
Deferred tax liabilities	17	4,708	5,278	2,211
Pension obligations	26	2,273	2,430	1,107
Other non-current liabilities	27	2,474	2,464	32
Other provisions	28	337	375	209

Total non-current liabilities		32,318	37,386	11,384

Current liabilities
Trade payables		1,696	1,542	883
Current tax liabilities		515	483	464
Other liabilities		240	495	195
Accruals and deferred income		1,553	1,731	1,343
Derivatives	22	205	284	113
Borrowings	25	2,355	1,391	6,304
Other provisions	28	1,008	1,120	396

Total current liabilities		7,572	7,046	9,698

Total liabilities		39,890	44,432	21,082

TOTAL EQUITY AND LIABILITIES		60,846	65,112	36,293

The accompanying Notes form an integral part of the consolidated financial statements.

Consolidated cash flow statement

SEK million	Note	2015	2014	2013
Cash flow from operating activities
Profit after financial items		1,304	582	1,003
Adjustments for items not included in cash flow	30	3,373	2,668	2,246
Net change in pensions		–45	–46	–19
Net change in provisions		–112	601	116
Income taxes paid		–803	–551	–390

Cash flow from operating activities before changes in working capital		3,717	3,254	2,956

Cash flow from changes in working capital
Inventories		–198	182	–97
Receivables		–96	–536	–225
Liabilities		–99	142	211

Cash flow from operating activities		3,324	3,042	2,845

Cash flow from investing activities
Acquisition of tangible assets		–220	–116	–136
Acquisition of intangible assets		–79	–74	–1,123
Acquisition of operation	19	–149	–8,744	—
Divestment of operation	19	695	–25	—
Acquisition of financial assets available for sale		—	–2	—
Divestment of financial assets available for sale		12	—	—
Decrease in financial receivables		3	—	1
Sale of non-current assets		—	55	3

Cash flow from investing activities		262	–8,906	–1,255

Cash flow from financing activities
Loans raised		2 ,107	21,433	997
Loan repayments		–5,464	–14,770	–1,902
New share issue		—	2,014	—
Decrease in financial liabilities		–1	–7	–12
Dividend to parent company shareholders		–914	–756	–680
Cash flow from financing activities		–4,272	7,914	–1,597
Cash flow for the period		–686	2,050	–7

Cash and cash equivalents at start of the year		2,311	178	194
Exchange rate difference in cash and cash equivalents		–13	83	–9
Cash and cash equivalents at year-end	23	1,612	2,311	178

Interest received and paid
Interest received		29	5	22
Interest paid		–1,071	–736	–423

Total		–1,042	–731	–401

The accompanying Notes form an integral part of the consolidated financial statements.

Consolidated statement of changes in equity

	Attributable to parent company shareholders
SEK million	Share capital	Other contributed- capital	Other reserves	Retained- earnings- including profit for the year	Total	Non- controlling interests	Total equity
Opening balance, January 1, 2013	302	8,865	–776	6,364	14,755	–32	14,723
Other comprehensive income	—	—	361	—	361	2	363
Profit/loss for period	—	—	—	807	807	–2	805
Total comprehensive income	—	—	361	807	1,168	—	1,168
Dividend	—	—	—	–680	–680	—	–680

Closing balance, December 31, 2013	302	8,865	–415	6,491	15,243	–32	15,211

Opening balance, January 1, 2014	302	8,865	–415	6,491	15,243	–32	15,211
Other comprehensive income	—	—	816	—	816	—	816
Profit/loss for period	—	—	—	399	399	3	402
Total comprehensive income	—	—	816	399	1,215	3	1,218
Non-cash issue	30	2,946	—	—	2,976	—	2,976
Non-cash issue costs	—	–5	—	—	–5	—	–5
Tax on non-cash issue costs	—	1	—	—	1	—	1
New share issue	33	1,994	—	—	2,027	—	2,027
New share issue costs	—	–17	—	—	–17	—	–17
Tax on new share issue costs	—	4	—	—	4	—	4
Divestment of operation	—	—	—	—	—	31	31
Acquisition of holdings with non-controlling interests	—	—	—	—	—	–18	–18
Share-based payments, settled using equity instruments	—	—	—	8	8	—	8
Dividend	—	—	—	–756	–756	—	–756

Closing balance, December 31, 2014	365	13,788	401	6,142	20,696	–16	20,680

Opening balance, January 1, 2015	365	13,788	401	6,142	20,696	–16	20,680
Other comprehensive income	—	—	–26	—	–26	—	–26
Profit/loss for period	—	—	—	1,176	1,176	16	1,192
Total comprehensive income	—	—	–26	1,176	1,150	16	1,166
Divestment of operation	—	—	—	—	—	–3	–3
Share-based payments, settled using equity instruments	—	—	—	27	27	—	27
Dividend	—	—	—	–914	–914	—	–914

Closing balance, December 31, 2015	365	13,788	375	6,431	20,959	–3	20,956

Note 24 contains additional information on share capital, other capital contributions and other reserves.

The accompanying Notes form an integral part of the consolidated financial statements.

Notes Group

Note 1 Accounting policies

General information

Meda is a leading international specialty pharma company with a broad product portfolio and its own sales organization in more than 60 countries. Including the markets where distributors handle sales, Meda’s products are sold in more than 150 countries. Meda AB is the Group’s parent company and its headquarters are located in Solna, outside of Stockholm, Sweden. Meda is listed on Nasdaq Stockholm.

Basis for preparation of reports

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB, and the Swedish Financial Reporting Board’s recommendation RFR 1 Supplementary Accounting Rules for Groups.

The consolidated accounts were prepared using the cost method, apart from for remeasurement of available-for-sale financial assets, and financial assets and liabilities (including derivative instruments) measured at fair value through profit or loss.

Preparing financial statements to conform to IFRS requires the use of some critical accounting estimates. It also requires management to make certain assessments in applying the company’s accounting policies. Note 3 discloses the areas that require a more thorough assessment, are complex or in which assumptions and estimates are of significant importance to the consolidated financial statements.

New standards and interpretations

New and amended standards applied by the Group

The standards, amendments or interpretations that were applied by the Group for the first time for the financial year beginning on January 1, 2015 have no significant impact on the Group’s financial statements.

New standards and interpretations not yet applied by the Group

The following new standards and interpretations have been published:

•

IFRS 9 Financial Instruments addresses classification, measurement and recognition of financial liabilities and assets. The full version of IFRS 9 was issued in July 2014 and replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 contains a blended approach to measurement but simplifies it in some respects. There will be three measurement categories for financial assets: amortized cost, fair value through other comprehensive income and fair value through profit or loss. The classification of an instrument depends on the company’s business model and the nature of the instrument. Investments in equity instruments are to be recognized at fair value through profit or loss. There is, however, an option at initial recognition to recognize the instrument at fair value through other comprehensive income. In such a case, no reclassification is made to profit or loss upon divestment of the instrument. IFRS 9 has also introduced a new model to calculate credit loss provisions based on expected credit losses. For financial liabilities, the classification and measurement are not changed other than in cases where a liability is recognized at fair value through profit or loss based on the fair value option. In these cases, changes in value attributable to changes in the entity’s own credit risk are to be re-cognized in other comprehensive income. IFRS 9 lowers the criteria for the application of hedge accounting by replacing the 80–125 criteria with a requirement for an economic relationship between the hedging instrument and the hedged item, and for the hedging quota to be the same as that used in risk management. The hedge documentation requirement is also changed to some extent in comparison with IAS 39. The standard will be applied for the financial year starting on January 1, 2018. Early adoption is permitted. The Group has not yet assessed the impact of IFRS 9.

•	IFRS 15 Revenue from Contracts with Customers regulates how revenue is to be recognized. The principles upon which IFRS 15 is based give the users of financial statements more useful information on the entity’s revenue. Under this increased disclosure requirement, information must be provided on the revenue’s nature, timing and uncertainty in connection with revenue recognition, as well as cash flows arising from customers with contracts. According to IFRS 15, revenue should be recognized when the customer assumes control of the sold goods or service and is able to use or benefit from the goods or service. IFRS 15 replaces IAS 18 Revenue and IAS 11 Construction Contracts as well as the related SIC and IFRS Interpretations Committee’s interpretation. IFRS 15 goes into effect on January 1, 2018. Early adoption is permitted. The Group has not yet assessed the impact of IFRS 15.

•	IFRS 16 Leases. In January 2016, IASB issued a new lease standard that will replace IAS 17 Leases and the related interpretations IFRIC 4, SIC-15 and SIC-27. The standard requires assets and liabilities arising from all leases, with some exceptions, to be recognized on the balance sheet. This model reflects that, at the start of a lease, the lessee obtains the right to use an asset for a period of time and has an obligation to pay for that right. The accounting for lessors will in all material aspects be unchanged. The standard is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted. The Group has not yet assessed the impact of IFRS 16.

No other IFRSs or IFRS Interpretations Committee interpretations that have not yet gone into effect are expected to have any significant impact on the Group.

Changes in external reporting

As of January 1, 2015, Meda reports all medical device products by geographic area and product category. These products were previously not allocated in full by geographic area and were recognized as other sales in the reporting by product category. The change has not resulted in any change in the reporting by geographic area for 2014. Other Sales by product category for 2014 have been adjusted from SEK 492 million to SEK 235 million, with SEK 28 million allocated to Rx and SEK 229 million allocated to Cx/OTC. Other sales by geographic area for 2013 have been adjusted from SEK 240 million to SEK 202 million, with SEK 38 million allocated to U.S. Other Sales by product category for 2013 have been adjusted from SEK 396 million to SEK 202 million, with SEK 15 million allocated to Rx and SEK 179 million allocated to Cx/OTC.

Consolidated accounts

Subsidiaries

Subsidiaries are companies over which the Group has a controlling influence. The Group controls a company when it is exposed to or has the right to a variable yield from its holding in the company and has the ability to affect the yield through its influence over the company. Subsidiaries are consolidated from the date on which the controlling influence is transferred to the Group. They are deconsolidated from the date the controlling influence ceases. The Group uses the acquisition method to recognize its business combinations. The purchase consideration for the acquisition of a subsidiary consists of the fair value of transferred assets, liabilities incurred to the previous owners of the acquired entity and the shares issued by the Group. The purchase consideration includes the fair value of all assets or liabilities arising from an agreement on an additional purchase consideration. Identifiable acquired assets as well as liabilities assumed in a business combination are measured initially at their fair values on the acquisition date. The excess is recognized as goodwill and consists of the difference between the purchase consideration and the fair value of the Group’s share of the identifiable net assets acquired. Acquisition-related costs are expensed in the income statement in the period they arise. Intra-Group transactions, balance sheet items and unrealized gains on transactions between Group companies are fully eliminated.

Segment reporting

Operating segments are reported in a way that is consistent with the internal reporting which is submitted to the highest executive decision-maker. The highest executive decision-maker is the person/persons responsible for allocating resources and assessing the operating segments’ results. For Meda, this has been identified as Executive management team. Division into geographic areas reflects the Group’s internal organization and reporting system. The areas are Western Europe, US and Emerging Markets.

Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are valued using the currency of the economic environment in which the entity mainly operates (the functional currency). The consolidated financial statements are presented in Swedish kronor (SEK), which is the parent company’s functional and presentation currency.

Transactions and balance sheet items

Foreign currency transactions are translated into the functional currency using the exchange rates in effect on the transaction date. Translation differences arising upon payment of such transactions and when translating monetary assets and liabilities at the exchange rate on the reporting date are recognized in net financial expense through profit or loss. Exceptions are when transactions are hedges that meet the criteria for hedge accounting of cash flows or of net investments, where gains/losses are recognized in other comprehensive income.

Translation of foreign subsidiaries

Assets and liabilities in foreign operations, including goodwill and other surplus and deficit values, are translated into Swedish kronor at the exchange rate on the reporting date. Income and expenses in a foreign operation are translated to Swedish kronor at an average rate that approximates the exchange rates on each transaction date. Translation differences arising in the translation of foreign operations are recognized in other comprehensive income.

Net investments in foreign operations

Translation differences arising in the translation of a foreign net investment and associated effects of the hedging of net investments are recognized as a separate component of other comprehensive income. When divesting foreign operations, the cumulative translation differences attributable to the divested operations, less any currency hedging, are reclassified from other comprehensive income to profit or loss for the year as part of the -capital gain/loss.

Property, plant and equipment

Property, plant and equipment are stated at cost of acquisition less depreciation. The cost of acquisition includes expenditures that can be related directly to the acquisition of the asset. Land is not depreciated. Depreciation on other assets in order to allocate their costs of acquisition down to their estimated residual values, is calculated using the straight-line method according to plan over their estimated useful lives, as follows:

•	Buildings 14–50 years

•	Machinery and plant 3–14 years

•	Equipment and installations 3–14 years

The assets’ residual values and useful lives are reviewed on each reporting date and are adjusted if required. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount exceeds its estimated recoverable amount. Gains and losses on disposals are determined by comparing sales proceeds with carrying amounts and are recognized through profit or loss.

Intangible assets

Goodwill

Goodwill arises in connection with the acquisition of subsidiaries and re-presents the amount by which the purchase consideration exceeds the fair value of the Group’s share of the acquired company’s identifiable net assets. Goodwill is tested for impairment annually or as needed and is -carried at cost less accumulated impairment losses. Gains or losses on divestment of an entity include the remaining carrying amount of goodwill relating to the divested entity. Goodwill is allocated to cash-generating units in impairment testing.

Product rights

Product rights have a limited useful life and are carried at cost less accumulated amortization and, where appropriate, impairment losses. Amortization is used to distribute the cost of product rights over their estimated useful life, usually 10–25 years. The amortization pattern for product rights is adapted to the amount of expected earnings. The value of product rights is tested regularly to identify whether impairment exists. See also Note 3 and 16.

Software

Acquired computer software licenses are capitalized based on the costs incurred when the specific software was acquired and brought into use. These costs are amortized over the estimated useful life of the assets, -usually 3–7 years.

Research and development

Research expenditure is expensed immediately. Development project expenditure (for product development) is capitalized in the Group as an intangible asset to the extent this expenditure is very likely to generate future economic benefits. Acquisition costs of such intangible assets are amortized over the estimated useful life of the assets. Other development expenditure is expensed as it occurs. Expenditure must meet stringent requirements to be recognized as an asset. With stringent requirements, Meda believes that it is not very likely that a product (drug) will generate future economic benefits before being approved by the relevant registration authority. Meda has no development projects that meet these high requirements, so no development expenditure was recognized as an asset.

Impairment

Assets that have an indefinite useful life, i.e. goodwill, are not subject to amortization but are tested annually for any impairment. Assets subject to amortization are assessed for impairment of value whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less selling expenses and its value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

Cash-generating units

In business combinations goodwill is allocated to the Group’s cash-generating units. A cash-generating unit represents the lowest level in the Group at which the goodwill in question is monitored by internal control. Meda has four separate cash-generating units to which goodwill is allocated, see Note 16.

Financial assets

Financial assets are recognized when the Group is party to the instrument’s contractual terms. Purchases and sales of financial instruments are recognized on the trade date, i.e. the date on which the Group commits to purchase or sell the asset. Financial assets are removed from the balance sheet when the right to receive cash flows from the instrument expires or is transferred and the Group has transferred substantially all risks and rewards of ownership.

The Group classifies its financial assets into the following categories: loan and trade receivables, financial assets measured at fair value through profit or loss and available-for-sale financial assets. The classification depends on the purpose for which the instruments are used. The instruments are classified at initial recognition.

Financial instruments are initially recognized at fair value plus transaction costs. This applies to all financial assets with the exception of those measured at fair value through profit or loss, which are initially recognized at fair value but the related trans-action costs are recognized through profit or loss.

Loan receivables and trade receivables

Loan receivables and trade receivables are non-derivative financial assets that have fixed or determinable payments and are not quoted on an active market. They are included in current assets, except for items with maturities more than 12 months from the reporting date, which are classified as non-current assets. Loan and trade receivables are recognized at amortized cost using the effective interest method less any provision for a decrease in value.

Financial assets measured at fair value though profit or loss

Financial assets measured at fair value through profit or loss are financial assets that are held for trading. A financial asset is classified in this category if it is primarily acquired for the purpose of selling in the short-term. Derivatives are classified as if they are held for trading unless they are identified as hedging instruments. Assets in this category are classified as current assets if they are expected to be sold within 12 months, otherwise they are classified as non-current assets. Assets in this category are recognized after the date of acquisition at fair value. Changes in fair value are recognized in net financial income/expense through profit or loss in the period they arise.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative assets that are either designated in this category or not classified to any of the other categories. They are included in non-current assets unless Group management intends to divest the asset within 12 months from the end of the reporting period. Assets in this category are recognized after the date of acquisition at fair value. Changes in fair value for monetary and non-monetary securities in this category are recognized in other comprehensive income in the provision for available-for-sale financial assets. Exchange differences on monetary securities are recognized in net financial income/expense through profit or loss, while translation differences on non-monetary securities are recognized in other comprehensive income in the provision for available-for-sale financial assets. When securities in this category are sold, accumulated adjustments of fair value previously recognized in other comprehensive income are transferred to profit or loss.

Impairment of financial assets

The Group performs an assessment on each reporting date of whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of available-for-sale financial assets, impairment is indicated if there is evidence of a material or lasting decline in the fair value of the asset below its cost. If this can be proved, the accumulated loss, -calculated as the difference between the cost of acquisition and the current fair value, less any previous impairment losses recognized through profit or loss, is moved from other comprehensive income and recognized through profit or loss. A provision for any decrease in the value of trade receivables is made when there is objective evidence that the Group will not be able to recover all past due amounts as per the receivable’s original terms. The reserved amount is recognized through profit or loss.

Financial liabilities

Financial liabilities are recognized when the Group is party to the instrument’s contractual terms. Financial liabilities are removed from the balance sheet when the liability is eliminated through completion, annulment or -termination of the agreement. The Group classifies its financial liabilities in the categories financial liabilities measured at fair value through profit or loss, i.e derivatives, and other financial liabilities.

Borrowings

Borrowings are initially recognized at fair value, net after transaction costs. Borrowings are subsequently recognized at amortized cost. Any difference between the proceeds received, net of transaction costs, and the repayment amount is recognized through profit or loss over the loan period using the effective interest method. Borrowings are classified as current liabilities unless the Group has an unconditional right to defer payment of the liability for at least 12 months after the reporting date.

Trade payables

Trade payables are initially recognized at fair value and thereafter at amortized cost using the effective interest method.

Derivatives and hedging

Derivatives are recognized on the balance sheet on the contract day and measured at fair value, both initially and in subsequent remeasurements. The method of recognizing the gain or loss from remeasurement depends on whether the derivative is designated as a hedging instrument and whether it also fulfills the hedge accounting criteria of IAS 39. Meda holds both derivatives that do and do not qualify for hedge accounting. Fair value disclosure for various derivatives used for hedging purposes can be found in Notes 2 and 22. Changes in the hedge reserve in equity are specified in Note 24. Derivatives are classified as a non-current asset or non-current -liabilities if the time to maturity exceeds 12 months. If the time to maturity is less than 12 months, the derivative is classified as a current asset or current liability.

Cash flow hedges

The effective part of changes in fair value of the Group’s interest rate derivatives that are identified as cash flow hedges and meet the criteria for hedge accounting according to IAS 39 is recognized in other comprehensive income. The gain or loss attributable to the ineffective part is recognized immediately through profit or loss as financial income or expense. Certain transactions are hedged through currency forward contracts. The Group does not meet the criteria for hedge accounting for currency forward contracts according to IAS 39. Changes in fair value are recognized as financial income or expense through profit or loss. Accumulated amounts in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss, e.g. when the forecast interest payment which is hedged takes place.

Hedging of net investments

Hedging of net investments in foreign operations is recognized in the same way as cash flow hedges. The effective part of changes in fair value of the Group’s hedging instruments is recognized in other comprehensive income. The gain or loss attributable to the ineffective part is recognized through profit or loss. Accumulated gains and losses in equity are recognized through profit or loss when foreign operations are disposed of in whole or in part.

Fair value hedges

Certain loans are hedged through currency forward contracts. The Group does not meet the criteria for hedge accounting for currency forward contracts according to IAS 39. Changes in fair value are recognized as financial income or expense through profit or loss.

Inventories

Inventories are carried at the lower of cost (weighted average price) and the net realizable value. Acquisition costs relate to raw materials, direct labor, freight, other direct costs and related indirect production costs. The net realizable value is the estimated selling price in operating activities less applicable variable selling expenses.

Cash and cash equivalents

Cash and cash equivalents include cash and bank balances and other -current investments with maturities of less than three months. Utilized bank overdrafts are recognized in the balance sheet as borrowings among -current liabilities.

Equity

Transaction costs directly attributable to the issue of new shares or -warrants are recognized, net after tax, in equity as deductions from the issue proceeds.

Taxes

Income taxes comprise current and deferred tax. Income taxes are recognized through profit or loss except when the underlying transaction is recognized directly in equity, in which case the related tax effect is recognized in equity or other comprehensive income. Current tax is tax that will be paid or received for the current year, applying the tax rates enacted or substantially enacted as of the reporting date. This includes adjustment of current tax attributable to prior periods. Deferred tax is recognized in full using the balance sheet liability method on all temporary differences arising between the tax base of assets and liabilities and their carrying amounts in the consolidated accounts. Deferred tax is determined using the tax rates and tax rules enacted or substantially enacted by the reporting date and that are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled. Deferred tax assets relating to deductible temporary differences and loss carry-forwards are only recognized where it is probable that they will be used and will result in lower future tax payments.

Employee benefits

The Group has various post-employment benefit plans including benefit and defined contribution pension plans and post-employment healthcare benefits.

Pension obligations

A defined contribution plan is a pension plan under which fixed contributions are paid to a separate legal entity. The Group’s obligations are limited to the contributions it has undertaken to pay. The obligations with respect to the contributions for defined contribution plans are recognized as staff costs in profit or loss for the year as they are earned through the employee’s service during the period. Prepaid contributions are recognized as an asset to the extent cash payment or a reduction of future payments will accrue to the Group.

A defined benefit plan is a pension plan that defines an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service or salary. The liability recognized on the balance sheet for defined benefit pension plans is the present value of the defined benefit obligation on the reporting date less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using interest rates on first-class corporate bonds, mortgage bonds or government bonds that are issued in the currency in which the benefits will be paid and that have terms to maturity comparable to the terms of the related pension liability. Actuarial gains and losses arising from experience-based adjustments and changes in actuarial assumptions are recognized in other comprehensive income during the period in which they arise. Costs for prior periods of service are recognized immediately through profit or loss.

Healthcare benefits

The Group offers healthcare benefit plans. The accounting method and assumptions resemble those used for defined benefit pension plans. -Actuarial gains and losses arising from experience-based adjustments and changes in actuarial assumptions are recognized in other comprehensive income during the period in which they arise. The value of these obligations is calculated annually by independent actuaries.

Share-based payment

IFRS 2 distinguishes between payments settled with cash and payments settled with equity instruments. For the Group’s share based compensations that is settled with equity instruments, the cost is determined by the Company’s fulfillment of performance criteria for each program. The cost is recognized in the income statement over the vesting period of 3 years with equity as offsetting entry. The number of shares to be alloted for each program is based on above fulfillment of the performance criteria divided by the volume weighted average share price of Meda’s class A-shares. Social security costs are recognized through profit or loss and are from allotment based on Meda’s class A-shares fair value at each balance date.

Cash-settled warrants give rise to a commitment to the employees which are measured at fair value and recognized as an expense with a corresponding increase in liabilities. Fair value is initially measured on the date of allotment and distributed over the vesting period including social security costs. The fair value of the cash-settled warrants is calculated according to the Black & Scholes model taking into account the terms and conditions for the allotted instruments. The liability is remeasured on each reporting date and when it is settled. All changes in fair value on liabilities are recognized through profit or loss for the year as a staff cost including social security costs.

See Note 8 for information on outstanding incentive programs as of December 31, 2015.

Provisions

A provision is recognized in the balance sheet when the Group has a pre-sent legal or informal obligation resulting from past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated.

A restructuring provision is recognized when the Group has established a detailed and formal restructuring plan and restructuring has either started or been publically announced. No provisions are made for future operating losses.

The provisions are valued at the present value of the amount expected to be required to settle the obligation. The discount interest rate reflects a current market estimate of the time value of money and the risks associated with the provision. The increase in the provision dependent on the passing of time is recognized as interest expense.

Income statement classified according to function

Meda’s income statement is classified according to function and consist of the following cost functions:

Cost of sales

Costs directly attributable to purchase and manufacture of products sold during the period.

Selling expenses

Costs directly attributable to sales such as marketing expenses.

Medicine and business development expenses

Costs related to development, registration, pharmacovigilance, quality and business related development of recent and future product portfolio. This include amortizations on product rights.

Administrative expenses

Costs for administration not attributable to above functions.

Revenue recognition

Revenue consists of the fair value of goods and services sold excluding -value-added tax and discounts, and after eliminating sales within the Group. Revenue is recognized as:

Goods sold and contract manufacturing

Goods sold and contract manufacturing are recognized as revenue when a Group company has delivered products to a customer, the customer has accepted the products, and payment of the related receivable is reasonably assured. Revenue is adjusted for the value of expected returns which is based upon the historical rate of returns.

Royalty income

Income from royalties is accrued as prescribed in the relevant agreement.

Services sold and other income

Services sold are recognized as revenue in the accounting period in which the services are rendered.

Interest income

Interest income is recognized as interest income on a time-proportion basis using the effective interest method.

Leases

Leases in which the risks and rewards associated with ownership are essentially transferred to the Group are classified as finance leases. When the leased asset is initially recognized, it is measured at the fair value or present value, whichever is lowest, of the minimum lease payments. The asset is thereafter recognized according to the accounting principles that apply for the asset. The depreciation period may not, however, exceed the lease term.

All other leases are operating leases and, accordingly, the leased asset is not recognized in the balance sheet. Costs associated with operating leases are recognized through profit or loss on a straight-line basis over the lease term. Discounts received are recognized as a portion of the total lease cost over the lease term.

Dividends

Dividends to the parent company’s shareholders are recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the parent company’s shareholders.

Earnings per share

Calculation of earnings per share is based on consolidated profit for the year attributable to parent company shareholders, divided by the weighted average number of outstanding ordinary shares during the year. When calculating diluted earnings per share, the average number of outstanding ordinary shares is adjusted where appropriate to take into account the effects of diluting potential ordinary shares. There were no potential diluted ordinary shares in 2015. The dilutive effect of potential ordinary shares is only recognized if a conversion to ordinary shares would lead to a reduction in diluted earnings per share. Further information is provided in Note 14.

Other information

The financial statements are reported in SEK million unless otherwise stated. Some tables may not add up because figures were rounded off.

Note 2 Financial risks

The Group is exposed to various financial risks through its operations. Meda’s management of these risks is centralized to the Group’s internal bank and is regulated in the Group’s financial policy. The objective is to identify, quantify, and keep risks of adverse impact on the Group’s income statements, balance sheets, and cash flows at suitable levels.

Currency risk

Transaction exposure

Transaction exposure is the risk of impact on the Group’s net income and cash flow due to change in the value of commercial flows in foreign currencies in conjunction with exchange rate fluctuations. Meda has sales through its own sales organizations in more than 60 countries. Sales to other -countries occur as exports in both the customers’ local currency and other currencies such as EUR and USD. Purchases are mainly made in EUR, SEK and USD. The Group is continually exposed to transaction risk. This exposure is however limited to a few units, and the exposure that rises in trade receivables and trade payables denominated in foreign currency is continuously hedged. On December 31, 2015, currency derivatives that hedged transaction exposure had a net fair value of SEK 36 million (13; 11). Hedge accounting is not applicable to these transactions, which means that changes of the fair value are carried to the income statement.

Translation exposure – balance sheet

Most of the Group’s operations are conducted in subsidiaries outside Sweden in functional currencies other than SEK. Translation exposure arises in the Group for net investments in foreign operations. Meda’s translation exposure is for the most part in EUR, but also in USD. The Group hedges risk partially by taking external loans and contracting for currency swaps in the respective currency. Hedge accounting in accordance with IAS 39 is applied for these hedging transactions. Translation differences recognized in other comprehensive income in 2015 that relate to net investments in foreign operations amounted to SEK –376 million (2,118; 510), and translation differences from hedging instruments for net investments amounted to SEK 308 million (–1,014; –277) after tax.

Translation exposure – income statement

Group sales are generated principally in currencies other than SEK. Changes in exchange rates therefore have a significant effect on the consolidated income statement since consolidation of the foreign subsidiaries’ income statements is in SEK. As the subsidiaries mainly operate in local currencies, these exposures are not hedged. Thus, fluctuations in exchange rates have no significant impact on competition or margins.

The next table shows the annual theoretical translation effect on Meda’s net sales and profit before tax. Calculated effects are based on recognized figures for 2015 excluding restructuring costs and other itmes affecting comparability. The 2015 average exchange rates were 9.35346 for EUR/SEK and 8.43026 for USD/SEK.

Parameter	Change, %	Effect on net sales, SEK m	Effect on profit after tax, SEK m
On December 31, 2015
EUR/SEK	+/–1	+/–98	+/–31
USD/SEK	+/–1	+/–36	+/–4
Other currencies/SEK	+/–1	+/–49	+/–1

On December 31, 2014
EUR/SEK	+/–1	+/–84	+/–15
USD/SEK	+/–1	+/–24	+/–1
Other currencies/SEK	+/–1	+/–31	+/–1

On December 31, 2013
EUR/SEK	+/–1	+/–69	+/–11
USD/SEK	+/–1	+/–23	+/–1
Other currencies/SEK	+/–1	+/–26	+/–1

Undiscounted financial liabilities

On December 31, 2015 SEK million	< 1 year	1–2 years	2–3 years	3–4 years	4–5 years	> 5 years from the reporting date
Borrowings	2,891	3,130	7,540	9,769	3,746	—
Unconditional deferred payment	—	2,458	—	—	—	—
Derivatives	40	8	—	—	—	—
Trade payables	1,696	—	—	—	—	—
Other liabilities	80	—	—	—	—	—
Accrued expenses	907	—	—	—	—	—

On December 31, 2014 SEK million	< 1 year	1–2 years	2–3 years	3–4 years	4–5 years	> 5 years from the reporting date
Borrowings	1,967	1,949	2,610	7,275	12,620	6,195
Unconditional deferred payment	—	—	2,583	—	—	—
Derivatives	21	4	—	—	—	—
Trade payables	1,542	—	—	—	—	—
Other liabilities	257	—	—	—	—	—
Accrued expenses	981	—	—	—	—	—

On December 31, 2013 SEK million	< 1 year	1–2 years	2–3 years	3–4 years	4–5 years	> 5 years from the reporting date
Borrowings	6,652	3,955	4,034	—	—	—
Derivatives	19	18	4	—	—	—
Trade payables	883	—	—	—	—	—
Other liabilities	68	—	—	—	—	—
Accrued expenses	751	—	—	—	—	—

The Group’s financial derivatives, which will be settled gross, comprised various currency forward contracts on the reporting date (see also Note 22). On the reporting date, the contractually agreed undiscounted cash flows from these instruments, maturing within 12 months, stood at SEK –23,835 million and SEK 23,895 million respectively (SEK –23,907 million and SEK 23,792 million respectively; SEK –18,494 million and SEK 18,429 million respectively).

Interest rate risk

Interest risk refers to the risk that changes in general interest rates may have an adverse effect on the Group’s net income. The time taken for interest rate fluctuations to affect profit/loss depends on the fixed interest period for the loan. As per Group policy, the loan portfolio’s fixed interest period should be 3 -15 months on average. On December 31, 2015, the average period was 5.5 months.

Meda uses interest rate swaps to extend/shorten the period of fixed interest on underlying loans. As per Group policy, the duration of an interest rate swap may not exceed five years. Hedge accounting is applied to these transactions, and fair value is charged to other comprehensive income. In 2015, interest rate swaps had an impact on other comprehensive income of SEK –1 million (9; 17) from cash flow hedging after tax. The fair value included in the consolidated balance sheet for interest rate swaps as of December 31, 2015 was a net amount of SEK –23 million (–22; –33).

On December 31, 2015, Group borrowings of SEK 24,862 million were mainly distributed as follow: EUR 1,614 million (SEK 14,834 million), USD 610 million (SEK 5,149 million), and SEK 4,879 million. The average interest rate including credit margins on December 31, 2015 was 2.5% (3.6; 2.8). Interest expense for 2016 for this loan portfolio at unchanged interest rates would thus amount to approximately SEK 600 million. If interest rates change instantaneously +/– 1 percentage point, Meda’s net income would change by +/– SEK 168 million (135; 119) on an annual basis, taking into account the loan amounts and fixed interest rates that existed on December 31, 2015. Further information can be found in Note 25.

Refinancing risk

Refinancing risk is the risk that the refinancing of a maturing loan is not feasible, and the risk that refinancing must be done during unfavorable market conditions at unfavorable interest rates. Meda seeks to limit refinancing risk by spreading the maturity structure of the loan portfolio over time and spreading financing over several counterparties. On December 31, 2015, Meda had SEK 28,000 million (33,000; 23,000) in available credit facilities. The basis of the Group’s debt financing is syndicated bank loans of SEK 25,000 million with nine Swedish and foreign banks. This financing is augmented with borrowing via a Swedish MTN program with an upper limit of SEK 7,000 million, a Swedish commercial paper program with an upper limit of SEK 4,000 million, and a bilateral bank loan of SEK 2,000 million.

Confirmed credit facilities were as follow on December 31, 2015:

•	Bond loan of SEK 400 million maturing in April 2016

•	Bilateral bank loan of SEK 2,000 million maturing in October 2017

•	Bond loan of SEK 600 million maturing in April 2018

•	Bond loan of SEK 750 million maturing in April 2019

•	Credit facility with nine banks amounting to SEK 25,000 million -maturing 2016–2020

•	Term loan of SEK 6,063 million maturing in December 2018

•	Revolving loan of SEK 12,500 million maturing in December 2019

•	Term loan of SEK 6,151 million maturing in December 2020 (amortization of SEK 2,578 million)

The syndicated credit facilities are available provided that Meda meets certain key financial ratios concerning net debt in relation to EBITDA and interest coverage ratio. Meda has met its key financial ratios for 2015.

Liquidity risk

The Group’s current liquidity is covered by a retained liquidity reserve (cash and bank balances, current investments and the unused portion of confirmed credit facilities) that in the long-term shall be at least 5% of the Group’s annual sales. On December 31, 2015, the liquidity reserve was SEK 6,839 million, corresponding to 35% of net sales. The table on pages F-18 and F-19 shows the contractually agreed undiscounted cash flows from the Group’s financial liabilities and net settled derivatives that constitute financial liabilities classified by the time that, on the closing date, remained until the contractually agreed maturity date. For derivatives with a variable interest rate, the variable rate that applied to each derivative on December 31, 2015 was used for the entire period to maturity.

Credit risk

The Group’s financial transactions lead to credit risks in relation to financial counterparties. According to Meda’s financial policy, financial transactions may only be conducted with the Group’s financing banks, or banks with a high official rating corresponding to Standard & Poor’s long-term A-rating or better. Investments in cash and cash equivalents can only be made in -government securities or with banks that have a high official rating.

Credit risk exists in the Group’s cash and cash equivalents, derivatives, and cash balances with banks and financial institutions and in relation to distributors and wholesalers, including outstanding receivables and -committed transactions.

Meda’s sales are mainly to large, established distributors and whole-salers with robust financial strength in each country. Since sales occur in several countries and to many different customers, the Group has good risk distribution. Meda monitors granted credits on a continuous basis.

Group assets that entail credit risk are reported in Note 21, 22 and 23.

Capital risk

The goal of the capital structure is to secure the Group’s ability to -continue its operations with the aim of generating return to shareholders and benefit for other stakeholders. The goal is also to keep the costs of capital low, through an optimal capital structure and by that strengthen Meda’s ability to meet its key financial ratios. Capital in the Meda Group is judged on the basis of the Group’s equity/assets ratio. The Group’s long-term goal is an equity/assets ratio of 30%. New shares may be issued to maintain the capital structure in conjunction with major acquisitions.

SEK million	2015	2014	2013
Equity	20,956	20,680	15,211
Total assets	60,846	65,112	36,293
Equity/assets ratio, %	34.4	31.8	41.9

Note 3 Important estimates and assessments for accounting purposes

Preparation of the financial statements in accordance with IFRS requires management to make assessments, estimates and assumptions which affect the reported assets and liabilities and other information disclosed in the closing accounts as well as the income and expenses reported during the period. Estimates, assessments and assumptions are evaluated continually and are based on past experience and other factors, including expectations of future events that are deemed reasonable under prevailing conditions. The actual outcome may differ from these assessments, estimates and assumptions. Below is a description of the most important accounting policies applied based on assessments and the most important sources of uncertainty in estimates what may have an impact on the Group’s reported results and position in future financial years.

Assessments in the application of accounting policies

Acquisitions

When making acquisitions, the Group, based on IFRS 3 Business Combinations, makes assessments as to whether the transaction is a business combination or an acquisition of assets. When a transaction is regarded as a business combination, all identifiable assets and liabilities in the acquired company are identified and valued at fair value. When the fair value cannot be reliably measured, the value is included in goodwill. When a transaction is regarded as an acquisition of assets, the individually identifiable assets and assumed liabilities are identified and recognized. The cost of acquisition is allocated to the individual assets and liabilities based on their relative fair values on the acquisition date. An acquisition of assets does not give rise to goodwill.

Legal proceedings

Meda is involved in legal proceedings typical for the business from time to time. Meda recognizes a liability when an obligation exists and the recognition criteria for provision according to IFRS are met. The Group reviews outstanding legal cases regularly in order to assess the need for provisions in the financial statements. These reviews consider the factors of the specific case by internal legal counsel and through the use of outside legal counsel and advisors when necessary. To the extent that Group management’s assessment of the factors considered are not reflected in subsequent developments, the financial statements could be affected. As of December 31, 2015, provisions for legal disputes amounted to SEK 254 (73; 66) million, see Note 28. See Note 29 for a description of legal proceedings that Meda is part of and for which the recognition criteria for provisions according to IFRS are not met.

Important sources of uncertainty in estimates

Impairment testing of goodwill

The Group conducts regular impairment testing of goodwill, as per the principle described in Note 1. Recoverable amounts for cash-generating units were established through measurement of their value in use. Certain estimates must be made in order to arrive at these measurements as explained in Note 16.

Product rights

The value of product rights is measured based on certain assumptions. These assumptions relate to forecasts of future sales revenue, contribution margins and expenses for each product. Assumptions are also made on discount rates, product life and royalty rates. The Group’s maximum period of amortization of product rights is 25 years. A need to re-assess the valuation of product rights cannot be ruled out and this may have a major impact on the Group’s financial situation and earnings. The Group conducts regular goodwill impairment tests, as described in Note 1. On December 31, 2015, the value of product rights totaled SEK 21,869 million.

Pension and similar obligations

Provisions and costs for post-employment benefits, mainly pensions and healthcare benefits, are based on the assumptions made when the amounts are calculated. Special assumptions and actuarial measurements are made based on estimates of discount rates, healthcare cost trends, inflation, salary increase trends, staff turnover, mortality and other factors. Each change in these assumptions will impact the carrying amounts of the obligations. The discount rate for each country is established on the basis of the market rate of first-class corporate bonds and takes into account the estimated time to maturity of each obligation. In countries where there is no functioning market for such bonds, the market rate for government bonds or mortgage bonds is used.

In Sweden, the Group has used Swedish mortgage bonds to establish the Swedish discount rate. The Swedish mortgage bond market is considered to be first-class (AAA or AA) and liquid, therefore meeting the requirements stipulated in IAS 19. In Germany, the US and the UK, the Group uses first-class corporate bonds to establish the discount rate.

Inflation assumptions are based on analyzing external market indicators. Assumptions on salary increase trends reflect expected payroll expense trends. Staff turnover reflects the average long-term staff turn-over within Meda. Mortality is primarily based on official mortality statistics. The Group reviews actuarial assumptions annually and adjusts them when appropriate. As of December 31, 2015, provisions for pensions amounted to SEK 2,273 million, and assets of SEK 18 million were recognized. Provisions for healthcare benefits amounted to SEK 94 million. For further information on expenses and assumptions for post-employment benefits, see Note 26 and 28.

Taxes

In the preparation of the financial statements, Meda estimates the income taxes in each of the tax jurisdictions where the Group operates as well as any deferred taxes based on temporary differences. Deferred tax assets relating mainly to tax loss carry-forwards and temporary differences are recognized in those cases when future taxable income is estimated to be utilized in the various tax jurisdictions. Changes in assumptions in the projection of future taxable income as well as changes in tax rates could result in significant differences in the valuation of deferred taxes. As of December 31, 2015, Meda recognized deferred tax assets of SEK 1,812 (1,640; 918) million and deferred tax liabilities of SEK 4,708 (5,278; 2,211) million. For further information on deferred taxes, see Note 17.

Note 4 Segment information

Group management assesses operations from a geographic perspective. Earnings per geographic area are assessed on the basis of EBITDA (earnings before interest, taxes, depreciation, and amortization). On December 31, 2015, the Group was organized in three geographic areas: Western Europe, US and Emerging Markets.

2015 SEK million	Western Europe	US	Emerging Markets	Other Sales	Total
Segment’s sales	13,612	3,421	3,739	421	21,193
Sales between segments	–1,399	–67	–79	—	–1,545
External net sales	12,213	3,354	3,660	421	19,648
EBITDA	4,247	1,432	1,281	–957	6,003
Depreciation and amortization					–3,284
Finance income					37
Finance costs					–1,452
Profit after financial items					1,304

2014 SEK million	Western Europe	US	Emerging Markets	Other Sales	Total
Segment’s sales	11,214	2,636	2,370	235	16,455
Sales between segments	–1,009	–94	—	—	–1,103
External net sales	10,205	2,542	2,370	235	15,352
EBITDA	3,327	972	663	–972	3,990
Depreciation and amortization					–2,503
Finance income					8
Finance costs					–913
Profit after financial items					582

2013 SEK million	Western Europe	US	Emerging Markets	Other Sales	Total
Segment’s sales	9,347	2,481	1,951	202	13,981
Sales between segments	–840	–27	—	—	–867
External net sales	8,507	2,454	1,951	202	13,114
EBITDA	3,078	872	504	–720	3,734
Depreciation and amortization					–2,186
Finance income					22
Finance costs					–567
Profit after financial items					1,003

The company is based in Sweden. Geographic breakdown of total non-current assets other than financial instruments and deferred tax assets is shown in the table below.

	Net sales			Non-current assets
SEK million	2015	2014	2013	2015	2014	2013
Western Europe1)	12,213	10,205	8,507	28,821	31,599	15,606
US2)	3,354	2,542	2,454	10,066	10,302	9,592
Emerging Markets	3,660	2,370	1,951	10,010	10,533	5,202
Other Sales	421	235	202	169	167	120

Total	19,648	15,352	13,114	49,066	52,601	30,520

1) whereof in Sweden				8,818	9,667	10,925
2) whereof in the US				10,066	10,302	9,592

A breakdown of goodwill is found in Note 16.

Revenues from external customers in Germany amount to SEK 2,053 million (1,507; 1,374), France SEK 1,594 million (1,415; 1,282), Sweden SEK 1,427 million (1,409; 1,310) and Italy SEK 1,809 million (1,407; 755). Total revenues from external -customers in other countries amount to SEK 12,765 million (9,614; 8,393).

A breakdown of net sales by income type is found in Note 5.

Geographic areas

Western Europe includes western Europe excluding the Baltics, Poland, Czech Republic, Slovakia and Hungary. The US comprises the US and Canada, and Emerging Markets includes eastern Europe including the Baltics, Poland, Czech Republic, Slovakia, Hungary, Turkey, the Middle East, Mexico and other non-European markets. Other Sales concern revenues from contract manufacturing, parts of royalty and other income.

Note 5 Net sales disclosed by type

SEK million	2015	2014	2013
Goods sold	19,037	14,796	12,553
Royalties	435	361	331
Revenue from contract manufacturing	133	145	173
Other	43	50	57

Total	19,648	15,352	13,114

Note 6 Expenses by type

SEK million	2015	2014	2013
Changes in stock of finished goods and work in progress	264	172	82
Raw materials and consumables	2,315	1,900	1,457
Goods for resale	3,063	2,376	2,205
Staff costs	3,154	2,494	1,944
Depreciation and amortization	3,285	2,503	2,159
Other expenses	4,870	4,462	3,719

Total cost of sales, selling expenses, -medicine and business development expenses, and administrative expenses	16,951	13,907	11,566

Note 7 Personnel, number of employees

	20151)2)		20143)4)		20135)6)
	Average no. of employees7)		Average no. of employees7)		Average no. of employees7)
	Women	Men	Women	Men	Women	Men
Germany	411	482	399	354	344	316
France	304	198	258	174	227	171
US	251	243	290	256	306	277
Italy	229	165	119	67	60	34
China	118	105	56	59	36	51
Ireland	59	124	22	35	5	10
Russia	122	41	123	43	100	36
Spain	79	55	81	63	58	28
Sweden	72	40	74	36	73	37
Turkey	16	85	23	124	25	126
Thailand	66	21	18	4	—	—
UK	42	37	45	31	38	38
Portugal	40	33	33	29	21	16
Belgium	39	25	30	26	29	27
Mexico	31	32	26	32	27	30
United Arab Emirates	16	41	14	33	12	32
Egypt	2	47	—	—	—	—
Netherlands	28	15	28	15	24	18
Poland	19	24	22	20	25	19
Austria	22	20	21	22	15	21
Balkans	24	18	29	14	25	17
Ukraine	27	11	32	18	31	18
India	4	28	1	3	—	—
Denmark	27	3	24	4	25	5
Finland	16	9	15	9	16	14
South Africa	16	8	18	6	13	6
Switzerland	17	7	16	7	14	6
Norway	14	9	14	8	9	12
CIS	15	6	18	8	18	10
Greece	6	15	5	15	9	11
Baltics	18	2	18	1	19	2
Australia	14	5	15	5	3	2
Brazil	8	10	7	3	4	1
Czech Republic	11	6	10	5	9	6
Slovakia	11	6	9	7	9	7
Hungary	11	4	12	4	11	4
Belarus	10	4	8	4	9	4
Luxembourg	5	—	3	1	3	1
Hong Kong	1	3	—	1	—	—
Canada	1	—	1	—	1	—
	2,222	1,987	1,937	1,545	1,653	1,413

Total	4,209		3,482		3,066

1)	Full-time equivalents (FTE) on December 31, 2015 were 4,518, whereof 453 contractors.
2)	Headcount on December 31, 2015 was 4,617, whereof 461 contractors.
3)	FTEs on December 31, 2014 were 5,083, whereof 511 contractors.

4)	Headcount on December 31, 2014 was 5,202, whereof 527 contractors.
5)	FTEs on December 31, 2013 were 3,226, whereof 164 contractors.
6)	Headcount on December 31, 2013 was 3,326, whereof 173 contractors.
7)	Refers to FTEs.

Gender distribution in Meda management

	2015		2014		2013
	Women	Men	Women	Men	Women	Men
Boards1)	12	179	10	176	10	92
CEO and other senior executives2)	10	42	8	36	7	30

Total	22	221	18	212	17	122

1)	Boards of the Group’s operating companies.
2)	Group management and regional and country/national management.

Note 8 Salaries, other remuneration, and social security costs

Remuneration to the board of directors and senior executives

Board of directors

The chairman and directors of the board fees are paid as resolved by the annual general meeting (AGM). The CEO does not receive a director’s fee. Pursuant to these decisions, directors’ fees for the period until the next AGM SEK 4,750,000, of which SEK 900,000 is for the chairman’s fee and SEK 650,000 is for the vice chairman’s fee. The remaining amount is divided so that each non-executive director receives SEK 400,000. In addition to these amounts, according to the 2015 AGM decision, a fee totaling SEK 400,000 is paid for serving on the board’s audit committee or remuneration committee. The table on page F-31 shows remuneration to the Board of Directors for 2015.

Senior executives

Since the 2015 AGM, the following guidelines for remuneration to senior executives, as determined by the AGM, have been applied:

The board’s proposal for guidelines for remuneration to senior executives is to reflect Meda’s need to recruit and motivate qualified employees through a compensation package that is competitive in the various countries. Executive management comprises the CEO and the senior executives who represent the executive functions that report directly to the CEO.

The principles for remuneration and other employment terms are based on previously made contracts between Meda and its senior executives. These principles entail the following:

(i)	Meda shall seek to offer its senior executives market based -remuneration;

(ii)	Remuneration criteria shall be based on the significance of their -responsibilities, skills requirements, experience, and performance; and

(iii)	Remuneration is to consist of the following components:

•	Fixed basic salary

•	Short-term variable pay

•	Long-term variable pay

•	Pension benefits

•	Other benefits and severance terms

Distribution between basic salary and variable pay must be in proportion to the executive’s levels of responsibility and authority. Short-term variable pay is performance based partly on Group profit and partly on individual qualitative parameters. The variable pay ceiling is 80% of fixed basic salary for the CEO and 50% of fixed basic salary for other senior executives. Long-term variable pay consists of share related incentive programs. Pension benefits shall reflect current common market terms. Pension based salary is made up of basic salary and variable salary. Other benefits primarily consist of leasing cars. Other benefits may also include commonly accepted benefits in conjunction with employment or the move abroad of the senior executive. Such benefits may include temporary housing, education fees, moving expenses, tax filing assistance and similar benefits.

Fixed salary during the period of notice for termination and severance pay shall together not exceed an amount equivalent to two years of fixed salary.

Remuneration to CEO

The CEO’s remuneration consisted of basic salary of SEK 12.5 million and variable pay of SEK 17 million, which includes remuneration related to the Group’s long-term performance based incentive programs in the amount of SEK 2.0 million. Other benefits amounted to SEK 0.4 million. Pension costs amounted to SEK 7.4 million. The CEO chose during the year to convert pension benefits of SEK 3.0 million to salary. The CEO has a premium based pension plan equal to 35% of fixed salary and variable pay. The pension commitment to the CEO is secured through the purchase of endowment insurance pledged to the benefit of the CEO. In his previous role as COO, the CEO is covered by a defined benefit pension plan for which the pension commitment at the end of the year amounted to SEK 45 million. No further provision is done to the defined benefit plan since the end of 2013.

If the CEO resigns or his employment contract is terminated, a mutual period of notice of 12 months applies. If the company terminates the employment contract, fixed and variable remuneration is payable during the period of notice as well as severance pay equal one time the annual base salary and one time the annual full bonus. Upon closing of a change of control defined as shareholding by one owner of more than 50% (i) each party must observe a notice period of 24 months which will be reduced pro rata, per each month, during 12 months after closing, until the mutual notice period is yet again 12 months and (ii) the CEO will receive a payment of two times the annual base salary and two times the annual full bonus. Upon termination, initiated by either party within three months from a change of control the CEO will receive an additional payment equal to two times the annual full bonus payable three months after closing of the change of control. All such payments will be made together with additional pension contribution of 35%. The CEO’s total severance payment should not exceed two times the annual base salary and four times the annual full bonus payment and respective pension.

The CEO’s employment terms are determined by the board of directors.

Executive vice presidents (EVP)

At year end, Meda’s executive management consisted of eight EVPs, in addition to the CEO. Salary and other remuneration are shown on the next table. All EVPs are covered by the company’s long-term performance based incentive programs.

EVPs employed in Sweden are covered by a premium based supplementary pension plan. The plan entitles the individuals concerned to a supplement to the pension benefits based on the ITP plan. The premium paid is based upon the individual’s pensionable salary (defined as fixed monthly salary including annual leave supplement). The premium is calculated at 30 percent of pensionable salary in excess of 30 income base amounts. The pension commitment for these individuals is secured through the purchase of endowment insurance pledged to the benefit of the employee.

Four EVPs who are not Swedish citizens are covered by a defined benefit pension plan. The pension commitment for these individuals amounted to SEK 51 million at the end of the year. Other EVPs who are not Swedish -citizens are covered by defined contribution pension plans to which -provisions are made to a maximum of 18% of fixed salary.

Total salaries, social security costs and pensions

	2015
SEK million	Salaries and other - remuneration	Social security costs	Of which pension costs
	2,521	690	177
Pension costs
– Defined contribution plans			80
– Defined benefit plans			93
– Defined benefit post-employment healthcare plans			4

Total			177

	2014
SEK million	Salaries and other - remuneration	Social security costs	Of which pension costs
	2,020	525	146
Pension costs
– Defined contribution plans			74
– Defined benefit plans			69
– Defined benefit post-employment healthcare plans			3

Total			146

	2013
SEK million	Salaries and other - remuneration	Social security costs	Of which pension costs
	1,541	446	129
Pension costs
– Defined contribution plans			61
– Defined benefit plans			65
– Defined benefit post-employment healthcare plans			3

Total			129

Salaries and other remuneration

	2015
SEK million	Salary/board fee	Of which - variable pay	Pension costs	Average no. of people
Board, CEO and other -executives1)	153	60	17	61
Other employees	2,368	274	160	4,157

Total	2,521	334	177	4,218

	2014
SEK million	Salary/board fee	Of which - variable pay	Pension costs	Average no. of people
Board, CEO and other - executives1)	116	29	10	57
Other employees	1,904	222	136	3,433

Total	2,020	251	146	3,490

	2013
SEK million	Salary/board fee	Of which - variable pay	Pension costs	Average no. of people
Board, CEO and other - executives1)	113	39	7	44
Other employees	1,428	180	122	3,029

Total	1,541	219	129	3,073

1)	Board of the parent company, Group management, and regional and country/national management.

Basic salary during the period of notice for termination and severance pay shall together not exceed an amount equivalent to two years´ fixed and variable remuneration.

Against the background of a possible change of control, the EVPs participate in a retention program for 2016 which entitles them to receive an additional payment of 18 month base salary in case of completion or of 6 month base salary in case of no completion of a change of control in the year 2016.

Long-term variable pay

Long-term performance based incentive programs (LTI-programs)

As of December 31, 2015, Meda has two outstanding LTI-programs approved by the AGM in 2014 and 2015. The programs cover senior -executives and other key employees of the Group. The participants are divided into four groups: the CEO, the EVPs, and two additional groups consisting of country managers and other senior executives. The participants are given the opportunity to earn allotments of Class A shares in Meda at no cost. The board of directors believes it is advantageous to Meda when key individuals in the Group have a long-term interest in ensuring the good value performance of the company’s stock. The program is also intended to increase the Group’s attractiveness as an employer in the global market and promote the ability to recruit and retain key individuals.

Each program will run for three years and shares may be transferred in 2017 and 2018 provided that the individual is employed by the Group for an indefinite term at the transfer date. Exemptions from the requirement may be permitted in individual cases, such as the participant’s death, disability, retirement, or sale of the unit by which the participant is employed. In order to set the participants’ interest on par with those of shareholders, the participants shall be paid compensation equivalent to the dividends paid during the three year vesting period up to the date of transfer. Compensation will be paid only for dividends whose distribution was decided after the allotment date.

As of December 31, 2015, the programs cover, LTI 2014, 83 persons and, LTI 2015, 98 persons. The allotment of shares according to the programs is determined based on the participant’s position according to the four groups mentioned and the outcome of three performance criteria regarding 1) net sales, 2) EBITDA margin, and 3) cash flow. Each performance criterion has been divided into three levels for a total of nine equally weighted levels corresponding to 11.1% per level. The performance criteria have been adjusted for restructuring costs and other items affecting comparability. The outcome for each program is presented in the following table.

Performance criteria	LTI 2015—level	LTI 2014—level
Net sales	2	2
EBITDA-margin	3	2
Cash flow	3	1
Outcome performance criteria (%)	88.8%	55.5%

The number of shares to be allotted to the participants of the LTI 2014 as of December 31, 2015 is presented in the following table. The number of shares to be allotted to the participants of the LTI 2015 will be based on the market value of the share and determined when the annual report has been adopted by the board of directors and signed by the auditor.

Alloted shares	LTI 2014
Value of shares at allotment (SEK million)1)	48
Number of shares at allotment2)	350,665
Additional shares due to dividend compensation	6,844
Number of forfeited shares during the period	–19,388

Total allotted shares as of December 31, 2015	338,121

1)	The value of allotted shares at allotment have been calculated as the volume weighted average share price of Meda’s class A-shares at Nasdaq Stockholm during ten trading days for the period March 13, 2015 to March 26, 2015. The program fully compensates for dividends.
2)	The number of shares is based on a price per share of SEK 136.98.

Cost

The total cost of the programs, which is allocated across their duration, is SEK 129 million excluding social security contributions. In 2015, the programs resulted in a cost recognized in the income statement of SEK 28 million excluding social security contributions of SEK 2 million. The total reserve for social security contributions in the balance sheet amounts to SEK 4 million.

Deliver of shares

The AGM has passed a resolution allowing the company to meet its obligations to deliver shares under the programs by entering into an equity swap agreement or other comparable agreement with a third party.

Incentive program in the US

The long-term incentive program that was introduced in 2008 for employees in the US, and adjusted in 2011, expired on December 31, 2015. The incentive program closed at the end of 2011 and included synthetic options. The premium for the options is USD 0, and the redemption price per option is 100% of the average price paid for the Meda share in January 2011. The total cost recognized in the income statement is SEK 0 million (7; 1).

Preparation and decision process

Issues concerning remuneration to Group management are dealt with by the remuneration committee in preparation for decisions by the board of directors.

Remuneration and benefits to board and senior executives

2015 SEK million	Fixed basic salary/board fee	Variable pay	Performance share - programme	Pension	Other - benefits	Total
CEO, Jörg-Thomas Dierks1)	12.5	15.0	2.0	7.4	0.4	37.3
Board chairman, Martin Svalstedt2)	1.0	—	—	—	—	1.0
Vice chairman, Luca Rovati2)	0.5	—	—	—	—	0.5
Board member, Peter Claesson2)	0.4	—	—	—	—	0.4
Board member, Marianne Hamilton2)3)4)	0.1	—	—	—	—	0.1
Board member, Tuve Johannesson2)3)	0.2	—	—	—	—	0.2
Board member, Kimberly Lein-Mathisen5)	0.3	—	—	—	—	0.3
Board member, Guido Oelkers2)	0.4	—	—	—	—	0.4
Board member, Karen Sörensen4)	0.4	—	—	—	—	0.4
Board member, Lillie Li Valeur5)	0.3	—	—	—	—	0.3
Board member, Peter von Ehrenheim2)4)	0.4	—	—	—	—	0.4
Board member, Lars Westerberg2)4)	0.5	—	—	—	—	0.5
Other senior executives (8 persons)	18.2	13.4	7.1	4.2	0.9	43.8

Total	35.2	28.4	9.1	11.6	1.3	85.6

2014 SEK million	Fixed basic salary/board fee	Variable pay	Performance share - programme	Pension	Other - benefits	Total
CEO, Jörg-Thomas Dierks1)	10.0	7.0	0.6	6.1	0.4	24.1
Board chairman, Martin Svalstedt2)6)	0.6	—	—	—	—	0.6
Board chairman, Bert-Åke Eriksson7)	0.3	—	—	—	—	0.3
Vice chairman, Luca Rovati8)	0.2	—	—	—	—	0.2
Board member, Peter Claesson2)	0.4	—	—	—	—	0.4
Board member, Marianne Hamilton2)4)	0.4	—	—	—	—	0.4
Board member, Peter von Ehrenheim4)	0.4	—	—	—	—	0.4
Board member, Tuve Johannesson2)	0.5	—	—	—	—	0.5
Board member, Guido Oelkers6)	0.3	—	—	—	—	0.3
Board member, Lars Westerberg2)4)	0.4	—	—	—	—	0.4
Board member, Karen Sörensen4)	0.4	—	—	—	—	0.4
Other senior executives (8 persons)	14.9	7.0	1.9	3.8	0.9	28.5

Total	28.8	14.0	2.5	9.9	1.3	56.5

2013 SEK million	Fixed basic salary/board fee	Variable pay	Performance share - programme	Pension	Other - benefits	Total
CEO, Jörg-Thomas Dierks9)	1.0	1.1	—	0.7	0.1	2.9
Former CEO, Anders Lönner10)	14.3	15.0	—	11.2	0.3	40.8
Board chairman, Bert-Åke Eriksson2)	0.8	—	—	—	—	0.8
Board member, Peter Claesson2)	0.4	—	—	—	—	0.4
Board member, Marianne Hamilton2)4)	0.4	—	—	—	—	0.4
Board member, Peter von Ehrenheim4)	0.3	—	—	—	—	0.3
Board member, Tuve Johannesson2)	0.5	—	—	—	—	0.5
Board member, Lars Westerberg2)4)	0.3	—	—	—	—	0.3
Board member, Karin Sörensen4)	0.2	—	—	—	—	0.2
Other senior executives (12 persons)11)	11.0	4.6	—	3.8	1.0	20.4

Total	29.2	20.7	—	15.7	1.4	67.0

1)	CEO has during the year, in accordance with the employment contract, decided to convert pension of SEK 3 million (2.5) to salary.
2)	Including received compensation for work in the Board committee.
3)	Relates to the period January 2015—May 2015.
4)	In addition to this an amount of SEK 0.3 million (0.4; 0.3) corresponding social cost for the part of the invoiced fee.
5)	Relates to the period May 2015—December 2015.
6)	Relates to the period May 2014—December 2014.
7)	Relates to the period January 2014—May 2014.
8)	Relates to the period November 6 2014—December 2014.
9)	Relates to the period October 2013—December 2013.
10)	Former CEO, Anders Lönner used his right to convert his pension benefit into salary, as per his employment contract.
11)	Other executives includes Jörg-Thomas Dierks for the period, January 2013—September 2013.

Note 9 Fees and remuneration to auditors

The table shows the financial year’s expensed auditing fees and expensed fees for other assignments that the Group’s auditors performed.

SEK million	2015	2014		2013
Audit assignment
PwC1)	14	13		10
Other2)	—	3		—
Tax consulting
PwC	2	1		1
Other2)	—	—		—
Other services
PwC	7	12	3)	—
Other2)	—	—		—

Total	23	29		11

1)	Auditing fees refer to the statutory audit, i.e. work necessary to issue the auditor’s report and audit advice given in connection with the audit assignment. Fees for auditing services other than regular auditing assignments amount to SEK 1 million (3; 0).
2)	Auditing fees, tax consulting and other service to other auditors for 2014 refer to statutory audit and consulting fees for acquired Rottapharm entities.
3)	Fees for work performed by PwC firms globally, and invoiced to the parent company Meda AB.

Note 10 Operating leases

SEK million	2015	2014	2013
Leasing expensed during the financial year	249	238	166

The nominal value of future minimum lease -payments regarding non-cancelable leases is distributed as follows:
Payable within 1 year	215	209	122
Payable within 1–5 years	467	387	202
Payable after 5 years	58	13	7

Total	740	609	331

The largest portion of the lease payments is for rent of premises and cars for sales representatives. The Group’s largest lease contracts are in Germany, Italy, US, France, UK and Sweden. An operating lease covering office rent in Bad Homburg, Germany expires in 2019. Lease contracts for office premises in Monza, Italy and factory premises in Confienza, Italy expire in 2020. In the US, the lease for offices runs through 2021. In 2015, Meda signed a new office lease in France which runs from July 1, 2016 to July 1, 2022. In the UK, Meda has leases for offices running until 2018. A new office lease in Sweden was signed during the year and it expires in June 2020.

The Group’s leasing contracts for company cars usually run for 3–4 years.

Note 11 Exchange gains/losses, net

SEK million	2015	2014	2013
Finance income/costs (see Note 12)	–16	–34	–42

Total	–16	–34	–42

Note 12 Finance income and finance costs

SEK million	2015		2014		2013
Finance income
Interest	37		8		22

Total finance income	37		8		22

Finance costs
Interest	–1,067		–591		–456
Exchange losses (see Note 11)	–16		–34		–42
Costs of raising loans	–115	1)	–192		–43
Interest—pensions	–57		–50		—
Other finance costs	–197	1)	–46	2)	–26

Total finance costs	–1,452		–913		–567

1)	Including expenses of SEK 219 million related to redemption of the bond loan absorbed in conjunction with the acquisition of Rottapharm, which was repaid in late April 2015.
2)	Including transactional tax of SEK 36 million for the acquisition of the shares in Rottapharm.

Note 13 Tax

SEK million	2015	2014	2013
Current tax expense
Current tax for the year	–1,039	–462	–450
Current tax attributable to prior years	236	–8	26

Total	–803	–470	–424

Deferred tax expense
Deferred tax (see Note 17)	691	290	226

Total	–112	–180	–198

Tax expense constituted 8.6% (30.9;19.8) of profit before tax. The difference between the recognized tax expense and the consolidated profit before tax calculated using the Swedish tax rate of 22.0% (22.0; 22.0) is illustrated in the table below. The tax expense was positively impacted by SEK 359 million due to restructuring costs and other items affecting comparability and the use of a non-capitalized loss carry forward in Germany. The Group’s tax expense was SEK 471 million (351; 198), corresponding to a tax rate of 23.5% (22.9; 19.8).

SEK million	2015	2014	2013
Reconciliation of effective tax
Profit before tax	1,304	582	1,003
Tax as per applicable tax rate for parent company, %	22.0	22.0	22.0
Effect of other tax rates for foreign -subsidiaries, %	–3.7	–6.6	–3.7
Internal restructuring of subsidiaries, %	–0.3	3.6	—
Other non-deductible expenses, %	5.5	3.6	3.6
Effect of changed tax rates, %	0.7	1.9	0.0
Tax attributable to prior years, %	–15.6	6.4	–2.1
Recognized effective tax, %	8.6	30.9	19.8

Note 14 Earnings per share

Basic earnings per share

	2015	2014	2013
Profit attributable to parent company-shareholders, SEK million	1,176	399	807
Average no. of shares (thousands)	365,467	323,397	313,672
No. of shares in calculation of basic -earnings per share (thousands)	365,467	323,397	313,672
Basic earnings per share (SEK)	3.22	1.23	2.57

Diluted earnings per share

	2015	2014	2013
Profit attributable to parent company-shareholders, SEK million	1,176	399	807
Average no. of shares (thousands)	365,467	323,397	313,672
No. of shares in calculation of diluted -earnings per share (thousands)	365,467	323,397	313,672
Diluted earnings per share (SEK)	3.22	1.23	2.57

Basic and diluted earnings per share

Calculation of earnings per share was based on net profit for the year after tax attributable to parent company shareholders in relation to a weighted -average number of outstanding shares totaling 365,467,371 (323,396,680; 313,671,718). For 2013 and 2014, the number of shares has been adjusted to consider the bonus issue element in the 2014 new share issue. There are no potential diluted ordinary shares.

Note 15 Tangible assets

	2015
SEK million	Buildings and land	Machinery/plant	Equipment and- installations	Construction in progress	Total
Opening cost of acquisition	994	1,367	722	113	3,196
Investments	8	80	48	84	220
Sales/disposals	–16	–26	–69	—	–111
Divested operation	–40	–320	–19	–1	–380
Reclassification	31	91	–38	–129	–45
Translation difference	–8	–8	6	–1	–11
Closing cost of acquisition	969	1,184	650	66	2,869
Opening depreciation	–363	–649	–492	—	–1,504
Year’s depreciation	–31	–116	–64	—	–211
Sales/disposals	15	24	65	—	104
Divested operation	21	204	16	—	241
Reclassification	–3	4	13	—	14
Translation difference	–1	1	–9	—	–9
Closing depreciation	–362	–532	–471	—	–1,365
Carrying amount at year-end	607	652	179	66	1,504
Depreciation per function:
Cost of sales	–18	–105	–16	—	–139
Selling expenses	—	—	–7	—	–7
Medicine and business - development expenses	–1	—	–3	—	–4
Administrative expenses	–12	–11	–38	—	–61

Total	–31	–116	–64	—	–211

	2014
SEK million	Buildings and land	Machinery/plant	Equipment and- installations	Construction in progress	Total
Opening cost of acquisition	691	826	561	92	2,170
Investments	11	42	22	41	116
Sales/disposals	–45	–34	–54	—	–133
Acquired operation	262	382	115	73	832
Reclassification	11	69	20	–100	0
Translation difference	64	82	58	7	211
Closing cost of acquisition	994	1,367	722	113	3,196
Opening depreciation	–319	–564	–439	—	–1,322
Year’s depreciation	–23	–63	–47	—	–133
Sales/disposals	7	26	41	—	74
Translation difference	–28	–48	–47	—	–123
Closing depreciation	–363	–649	–492	—	–1,504
Carrying amount at year- end	631	718	230	113	1,692
Depreciation per function:
Cost of sales	–10	–53	–15	—	–78
Selling expenses	—	—	–6	—	–6
Medicine and business - development expenses	–1	–1	–6	—	–8
Administrative expenses	–12	–9	–20	—	–41

Total	–23	–63	–47	—	–133

	2013
SEK million	Buildings and land	Machinery/plant	Equipment and- installations	Construction in progress	Total
Opening cost of acquisition	663	797	534	55	2,049
Investments	12	31	25	68	136
Sales/disposals	—	–50	–9	—	–59
Reclassification	1	28	3	–32	0
Translation difference	15	20	8	1	44
Closing cost of acquisition	691	826	561	92	2,170
Opening depreciation	–298	–550	–406	—	–1,254
Year’s depreciation	–16	–48	–36	—	–100
Sales/disposals	—	50	9	—	59
Reclassification	—	–1	1	—	0
Translation difference	–5	–15	–7	—	–27
Closing depreciation	–319	–564	–439	—	–1,322
Carrying amount at year-end	372	262	122	92	848
Depreciation per function:
Cost of sales	–8	–37	–10	—	–55
Selling expenses	—	—	–6	—	–6
Medicine and business -development expenses	–1	–1	–3	—	–5
Administrative expenses	–7	–10	–17	—	–34

Total	–16	–48	–36	—	–100

Finance leases

The Group’s property, plant, and equipment include objects held via finance leases as follows:

SEK million	2015	2014	2013
Opening cost of acquisition	33	50	91
Sales/disposals	—	—	–41
Acquired operation	—	33	—
Divested operation	–32	—	—
Reclassification	—	–50	—
Translation difference	—	—	—
Closing cost of acquisition	1	33	50
Opening depreciation	–1	–25	–56
Year’s depreciation	–4	–3	–10
Sales/disposals	—	—	41
Divested operation	4	—	—
Reclassification	—	27	—
Translation difference	—	—	—
Closing depreciation	–1	–1	–25
Carrying amount at year-end	—	32	25

Future minimum lease payments have these due dates:

	Nominal values			Present values
SEK million	2015	2014	2013	2015	2014	2013
0–1 year	—	5	2	—	5	2
1–5 years	—	17	—	—	17	—

Total	—	22	2	—	22	2

Note 16 Intangible assets

	2015
SEK million	Goodwill	Product rights	Other assets1)	Total
Opening cost of acquisition	25,352	40,083	232	65,667
Investments	47	59	20	126
Sales/disposals	—	–6	–14	–20
Divested operation	—	–511	–7	–518
Reclassification	—	–1	46	45
Translation difference	125	98	–9	214
Closing cost of acquisition	25,524	39,722	268	65,514
Opening amortization	—	–14,715	–154	–14,869
Amortization for the year	—	–3,040	–33	–3,073
Sales/disposals	—	5	7	12
Divested operation	—	42	4	46
Reclassification	—	—	–14	–14
Translation difference	—	–145	7	–138
Closing amortization	—	–17,853	–183	–18,036
Carrying amount at year-end	25,524	21,869	85	47,478

Amortization per function:
Cost of sales	—	—	–8	–8
Selling expenses	—	—	–4	–4
Medicine and business development expenses	—	–3,040	–5	–3,045
Administrative expenses	—	—	–16	–16

Total	—	–3,040	–33	–3,073

1)	Mainly refer to software.

	2014
SEK million	Goodwill	Product rights	Other assets1)	Total
Opening cost of acquisition	13,971	27,352	171	41,494
Investments	—	12	26	38
Sales/disposals	—	—	–1	–1
Acquired operation	9,758	11,077	20	20,855
Divested operation	–	–96	—	–96
Translation difference	1,623	1,738	16	3,377
Closing cost of acquisition	25,352	40,083	232	65,667
Opening amortization	—	–11,710	–118	–11,828
Amortization for the year	—	–2,348	–22	–2,370
Sales/disposals	—	—	1	1
Divested operation	—	26	—	26
Translation difference	—	–683	–15	–698
Closing amortization	—	–14,715	–154	–14,869
Carrying amount at year-end	25,352	25,368	78	50,798

Amortization per function:
Cost of sales	—	—	–1	–1
Selling expenses	—	—	–4	–4
Medicine and business development expenses	—	–2,348	–5	–2,353
Administrative expenses	—	—	–12	–12

Total	—	–2,348	–22	–2,370

1)	Mainly refer to software.

	2013
SEK million	Goodwill	Product rights	Other assets1)	Total
Opening cost of acquisition	13,809	26,167	144	40,120
Investments	—	236	25	261
Sales/disposals	—	–12	—	–12
Acquired operation	—	782	—	782
Translation difference	162	179	2	343
Closing cost of acquisition	13,971	27,352	171	41,494
Opening amortization	—	–9,604	–97	–9,701
Amortization for the year	—	–2,067	–19	–2,086
Sales/disposals	—	12	—	12
Translation difference	—	–51	–2	–53
Closing amortization	—	–11,710	–118	–11,828
Carrying amount at year-end	13,971	15,642	53	29,666

Amortization per function:
Cost of sales	—	—	–3	–3
Selling expenses	—	—	–3	–3
Medicine and business development expenses	—	–2,067	–4	–2,071
Administrative expenses	—	—	–9	–9

Total	—	–2,067	–19	–2,086

1)	Mainly refer to software.

Specification of major-product rights, SEK million	2015	Rate of amortization, years	Remaining amortization, years
Dona	2,727	15	13.8
Elidel	1,654	15	10.2
3M-products	1,472	15	6.0
Saugella	950	15	13.8
Valeant products	848	15	7.7
Alaven products	818	15	9.7
Recip products	787	15	6.9
Antula products	738	25	20.3
Treo	629	25	20.8
Jazz	537	15	11.9
Other	10,709	10–25	8.1

Total	21,869

Impairment testing of goodwill

The next table shows the carrying amount for goodwill distributed per cashgenerating unit (CGU). Goodwill was tested for impairment regarding the US (acquisitions of MedPointe and Alaven), the Nordics (acquisitions of Recip and Antula), Western Europe excluding Nordics (acquisitions of Viatris, 3M, Valeant and Rottapharm) and Emerging Markets (acquisition of Rottapharm).

SEK million	2015	2014	2013
US	5,997	5,497	4,564
Nordics	2,108	2,113	2,110
Western Europe excluding Nordics	12,653	12,888	7,297
Emerging Markets	4,766	4,854	—
Total	25,524	25,352	13,971

The recoverable amounts of the CGUs are based on value in use. These calculations originate from estimated cash flows based on management approved financial budgets and cover a four-year period. Management established the financial budgets based on previous results, experience and expectations of market trend.

The budgets are based on growth rate, gross margin and discount rate. The growth rate includes assumptions about product launches of existing products in new markets, price developments, sales volumes and competing products’ estimated development, while gross margin includes assumptions about sales and cost of sales.

Cash flow beyond the four-year period has been assumed to have annual growth of 2%. This anticipated growth rate is a moderate assumption in relation to estimated long-term growth rate for the total market. According to IMS (IMS Health Market Prognosis, September 2015), the global pharmaceutical market is expected to increase by an average of 4–7% annually during the 2016–2020 period.

Average budgeted gross margin, growth rate beyond the four-year period and discount rate before tax used in the calculation of value in use are shown in the table below:

2015, Parameter, %	US	Nordics	Western Europe excluding Nordics	Emerging Markets
Average budgeted gross margin	75	58	62	62
Growth rate beyond the four-year period	2	2	2	2
Discount rate, before tax	13	11	12	12
2014, Parameter, %
Average budgeted gross margin	77	58	61	61
Growth rate beyond the four-year period	2	2	2	2
Discount rate, before tax	13	11	12	12
2013, Parameter, %
Average budgeted gross margin	78	57	60	—
Growth rate beyond the four-year period	2	2	2	—
Discount rate, before tax	13	11	12	—

Meda estimates that the applied discount rate is conservative because the weighted average cost of capital is lower than the discount rate. As the recoverable amount for the tested entities exceeds the carrying amount, no impairment loss was recognized.

Meda performed sensitivity analyses on the parameters growth rate, gross margin and discount rate and states that there are good margins in the calculations for the Nordic region, Western Europe and Emerging Markets. For US, the recoverable amount exceeds its carrying amount with SEK 740 million at December 31,

2015. The recoverable amount would equal its carrying amount if the growth rate beyond the four-year period decreased from 2% to 0.6%. Meda has assessed that reasonable change to the other parameters would not cause the carrying amount to exceed its recoverable amount. In the long-term, Meda’s ability to generate future deals constitutes a key factor in justifying recognized goodwill.

Note 17 Deferred tax

Amounts referring to deferred tax assets and deferred tax liabilities on the balance sheet include:

SEK million	2015	2014	2013
Deferred tax assets:
Deferred tax assets to be used after 12 months	892	842	362
Deferred tax assets to be used within 12 months	920	798	556

Total	1,812	1,640	918

Deferred tax liabilities:
Deferred tax liabilities payable after 12 months	4,198	4,759	1,919
Deferred tax liabilities payable within 12 months	510	519	292

Total	4,708	5,278	2,211

Carry-forward of unused tax losses:

At year-end 2015, the Group reported deferred tax assets attributable to carry-forwards of unused tax losses of SEK 137 million, mainly related to Portugal, Spain, Sweden and USA. The tax base of loss carry—forwards not accounted for is SEK 50 million, mainly attributable to Spain and Portugal. The decision not to account for the loss carry-forwards is based on the uncertainty to be able to use them. Deferred tax assets and tax liabilities on the balance sheet refer to the following:

	2015			2014			2013
SEK million	Receivables	Liabilities	Net	Receivables	Liabilities	Net	Receivables	Liabilities	Net
Intangible non-current assets	109	4,268	-4,159	107	4,829	-4,722	72	1,558	-1,486
Property, plant, and equipment	3	60	-57	49	85	-36	4	64	-60
Stock (inventories)	420	5	415	296	5	291	260	5	255
Accrued expenses	698	72	626	526	23	503	317	125	192
Loss carry-forwards	137	—	137	190	—	190	84	—	84
Pensions	474	8	466	494	7	487	204	5	199
Untaxed reserves	—	333	-333	—	369	-369	—	492	-492
Other	15	6	9	20	2	18	18	3	15
Deferred tax assets and tax liabilities	1,856	4,752	-2,896	1,682	5,320	-3,638	959	2,252	-1,293
Offsetting of assets and liabilities	-44	-44	—	-42	-42	—	-41	-41	—
Tax assets and tax liabilities, net	1,812	4,708	-2,896	1,640	5,278	-3,638	918	2,211	-1,293

Change regarding deferred taxes:

SEK million	Intangible non-current assets	Property, plant, and equipment	Stock (inven- tories)	Accrued expenses	Loss carry- forwards	Pensions	Un- taxed reserves	Other	Total
January 1, 2013	–1,634	–67	252	56	12	278	–510	7	–1,606
Translation difference	–7	–1	1	3	—	–8	—	2	–10
Acquired operation	8	—	—	3	77	—	—	2	90
Recognition in income statement	147	8	2	57	–5	–5	18	4	226
Tax recognized in other - comprehensive income	—	—	—	73	—	–66	—	—	7
December 31, 2013	–1,486	–60	255	192	84	199	–492	15	–1,293
January 1, 2014	–1,486	–60	255	192	84	199	–492	15	–1,293
Translation difference	–200	—	6	29	14	6	—	–2	–147
Acquired operation	–3,250	11	36	47	88	146	—	5	–2,919
Recognition in income statement	214	13	–6	–47	4	–12	123	1	290
Tax recognized in other - comprehensive income	—	—	—	283	—	149	—	—	432
December 31, 2014	–4,722	–36	291	503	190	487	–369	18	–3,638
January 1, 2015	–4,722	–36	291	503	190	487	–369	18	–3,638
Translation difference	20	–2	–2	16	–33	–6	—	–1	–8
Divested operation	145	11	—	—	—	—	—	—	156
Recognition in income statement	398	–30	126	192	–20	–4	36	–8	691
Tax recognized in other - comprehensive income	—	—	—	–86	—	–11	—	—	–97
December 31, 2015	–4,159	–57	415	626	137	466	–333	9	–2,896

Note 18 Available-for-sale financial assets

SEK million	2015	2014	2013
Carrying amount at start of the year	45	5	5
Acquired operation	—	31	—
Reclassification at acquisition of asset	—	–1	—
Purchase	—	2	—
Disposal	–12	—	—
Revaluation transferred to other - comprehensive income	–10	7	—
Translation difference	—	1	—
Carrying amount at year-end	23	45	5

The financial assets are not due for payment or in need of impairment. Available-for-sale financial assets include the following:

SEK million	2015	2014	2013
Funds—US	16	26	—
Listed interest bearing securities—Austria	6	18	4
Unlisted shares—Norway	—	—	1
Other	1	1	—

Total	23	45	5

Available-for-sale financial assets are expressed in the following currencies:

SEK million	2015	2014	2013
USD	16	26	—
EUR	7	19	5

Total	23	45	5

Note 19 Business combinations and divestments

Acquisition of Rottapharm

On July 31, 2014, Meda announced that an agreement has been entered into to acquire the Italian specialty pharma company Rottapharm S.p.A. The acquisition was completed on October 10, 2014. The acquisition of Rottapharm boosts Meda’s earnings profile by contributing a strong brand portfolio within consumer healthcare and increasing the company’s presence on Emerging Markets by roughly 50%. The acquisition is expected to lead to annual cost synergies of approximately SEK 900 million.

The purchase price amounted to SEK 17,654 million and consisted of SEK 12,309 million in cash after deduction of net debt in Rottapharm, 30 million Meda shares at a value, at the time of concluding the transaction, corresponding to SEK 2,976 million, and an unconditional deferred payment of EUR 275 million, which does not carry interest and matures in January 2017, and has therefore been measured at fair value through discounting at the present value. The fair value at the time of concluding the transaction amounted to SEK 2,369 million. Transaction costs attributable to the acquisition total SEK 157 million of which SEK 36 million corresponds to transaction tax on the acquired shares. SEK 121 million of the transaction costs is recognized under medicine and business development expenses and SEK 36 million is recognized under finance expense in the income statement.

Rottapharm contributed with net sales of SEK 1,533 million and an operating result of SEK 409 million in the fourth quarter. The operating result is adjusted for amortizations of SEK 162 million related to adjustments of product rights to fair value and restructuring costs of SEK 485 million, which is the part of the restructuring costs charged to Rottapharm. If Rottapharm had been consolidated from January 1, 2014, net sales for Meda would amount to SEK 18,705 million and operating result to SEK 2,207 million, excluding restructuring costs and other items affecting comparability of SEK 710 million.

Preliminary data on acquired net assets and goodwill follows. At present Meda is analyzing the final values of acquired net assets and uncertainties in recognized values is mainly related to deferred tax and final valuation of intangible assets. Material changes to recognized values are not expected.

There are no material changes to the value of below acquired net assets since October 10, 2014.

SEK million
Purchase price	17,654
Non-controlling interests	–18
Fair value of net assets	–7,878
Goodwill	9,758

Goodwill is mainly attributable to:

•	Anticipated annual cost synergies, which are expected to derive from overlapping resources within sales and marketing, administration, and research and development.

•	Extended operations on Emerging Markets with increased opportunity to establish Medas products on new geographical markets

•	Economies of scale and efficiencies within purchase, manufacturing and distribution.

None of the recognized goodwill is expected to be tax deductible.

SEK million	Fair value
Product rights	11,036
Deferred tax assets	374
Other non-current assets	904
Inventories	969
Other receivables	1,729
Cash and cash equivalents	3,416
Borrowings	–5,491
Deferred tax liabilities	–3,293
Pension obligations	–858
Other non-current liabilities	–147
Other current liabilities	–761
Acquired net assets	7,878
Goodwill	9,758
Purchase value	17,636
Purchase price, cash	–12,309
Of which outstanding purchase consideration, paid January 2, 2015	149
Cash and cash equivalents in acquired entities	3,416
Change in Group cash and cash equivalents at acquisition	–8,744

Fair value of the 30 million Meda shares issued as part of the consideration paid was based on the published average share price for the period 9—10 of October 2014. The fair value of other receivables is SEK 1,729 million and includes trade receivables with a fair value of SEK 1,281 million. The recognized trade receivables are expected to be recovered in full.

Divestments

Euromed: In December 2015, Meda divested the Euromed manufacturing unit in Spain. The selling price was SEK 762 million. The divestment resulted in a gain of SEK 22 million which has been recognized as other income.

Joint venture Hungary: In January 2015, Meda divested the joint venture in Hungary which was included in the Rottapharm acquisition in 2014. The divestment resulted in a loss of SEK 4 million which has been recognized as medicine and development expenses.

Joint venture Valeant: In April 2014, Meda reached an agreement with Valeant to terminate the joint ventures in Canada, Mexico and Australia. The divestment resulted in a gain of SEK 42 million which has been recognized as other income.

The divested net assets and the impact on the Group’s cash flow are presented in the table below.

SEK million	2015	2014	2013
Divested net assets
Tangible assets	139	—	—
Intangible assets	472	—	—
Inventories	252	8	—
Other assets	138	43	—
Deferred tax liabilities	–156	—	—
Other liabilities	–114	–111	—
Divested net assets	731	–60	—
Cash received	762	7	—
Less transaction costs	–16	—	—
Less cash and cash equivalents in divested entities	–51	–32	—
Impact on the Group’s cash and cash equivalents	695	–25	—

Note 20 Inventories

SEK million	2015	2014	2013
Raw materials	740	866	388
Work in progress	134	191	90
Finished goods and goods for resale	2,002	1,931	1,504

Total	2,876	2,988	1,982

The cost of sales item contains expenditure for inventories recognized as an expense amounting to SEK 5,812 million (5,081; 4,336). Other income statement items contain expenditure for inventories recognized as an expense of SEK 0 million (0; 0).

Impairment of inventories in the Group totaled SEK 176 million (84; 174) during the year.

Note 21 Trade receivables

SEK million	2015	2014	2013
Trade receivables	4,396	4,227	2,173
Provision for bad debts	-101	-76	-22

Total	4,295	4,151	2,151

Other non-current receivables include trade receivables of SEK 156 million (190; 0) which are due during 2017. The fair value of trade receivables corresponds to the carrying amount.

On December 31, 2015, the Group’s trade receivables, excluding those that were past due and those impaired, were SEK 3,819 million (3,729; 1,854).

On December 31, 2015, past due but not impaired trade receivables amounted to SEK 574 million (368; 282). Their aging analysis:

SEK million	2015	2014	2013
< 3 months	349	257	199
3—6 months	109	32	28
> 6 months	116	79	55

Total	574	368	282

On December 31, 2015, the Group recognized trade receivables that were impaired amounting to SEK 189 million (131; 37). The provision for bad debts totaled SEK 101 million (76; 22).

Changes in the provision for bad debts:

SEK million	2015	2014	2013
On January 1	76	22	19
Additional provision for bad debts	68	91	16
Receivables written off during the year as non-recoverable	–29	–29	–12
Reversed unused amounts	–8	–5	–2
Translation difference	–6	–3	1
Carrying amount at year-end	101	76	22

Note 22 Derivatives, financial assets and financial liabilities

Currency forward contracts

On December 31, 2015, the Group’s open forward foreign exchange -contracts had terms of up to three months. The table below shows classification by currency.

Assets

Currency pairs	Exchange rate	Nominal amount, SEK million	Fair value, SEK million
EUR/SEK	8.9578	4,031	103
RUB/SEK	0.124	220	21
Other			25

Total			149

Liabilities

Currency pairs	Exchange rate	Nominal amount, SEK million	Fair value, SEK million
EUR/SEK	9.1331	7,137	43
EUR/USD	1.07	1,516	27
USD/SEK	8.079	2,852	127
Other			4

Total			201

Fair value of financial assets and liabilities

The following table comprises the consolidated financial assets and liabilities that are measured at fair value.

Interest rate swaps and currency forward contracts are reported as level 2 and used for the purpose of hedging. Fair value measurement for interest rate swaps is calculated by discounting with observable market data. -Measurement of fair value for currency forward contracts is based on published forward prices.

Available-for-sale financial assets are primarily recognized at level 1 and 2. Level 1 consists of listed interest-bearing securities. Fair value -measurement is based on quoted prices on an active market. Level 2 mainly consists of funds where fair value measurement is based on observable market data. Embedded derivatives which were linked to the bond loan repaid in late April 2015 were expensed in Q1 2015.

Group derivatives are covered by right of set-off between assets and -liabilities with the same counterparty. Offsetting of assets and liabilities has not been applied. Derivatives recognized as assets and liabilities are -presented in the table below.

No transfers have been made between level 1 and level 2 during the year.

The maximum exposure to credit risk at the end of the reporting period is the fair value of the derivatives that are recognized as assets in the -balance sheet.

	2015		2014		2013
SEK million	Level 1	Level 2	Level 1	Level 2	Level 1	Level 2
Assets
Currency forward contracts	—	149	—	208	—	49
Embedded derivatives	—	—	25	—	—	—
Available-for-sale financial assets	6	17	18	27	4	1

Total	6	166	43	235	4	50

Liabilities
Interest rate swaps1)	—	23	—	22	—	33
Currency forward contracts	—	201	—	284	—	113

Total	—	224	—	306	—	146

1)	Cash flow hedging.

The following table comprises the fair value of financial assets and liabilities by valuation category compared with their carrying amounts.

2015 SEK million	Loans and - receivables		Assets at fair value through profit and loss	Derivatives used for hedging	Available-for- sale financial assets	Total	Fair value
Available-for-sale financial assets	—		—	—	23	23	23
Derivatives	—		131	18	—	149	149
Trade receivables and other receivables	4,582	1)	—	—	—	4,582	4,582
Cash and cash equivalents	1,612		—	—	—	1,612	1,612

Total	6,194		131	18	23	6,366	6,366

2015 SEK million	Liabilities at fair value through profit and loss	Derivatives used for hedging	Other financial - liabilities		Total	Fair value
Borrowings	—	—	24,862		24,862	24,838
Unconditional deferred payment	—	—	2,458		2,458	2,458
Trade payables	—	—	1,696		1,696	1,696
Derivatives	169	55	—		224	224
Other liabilities	—	—	987	2)	987	987

Total	169	55	30,003		30,227	30,203

2014 SEK million	Loans and - receivables		Assets at fair value through profit and loss	Derivatives used for hedging	Available-for- sale financial assets	Total	Fair value
Available-for-sale financial assets	—		—	—	45	45	45
Derivatives	—		211	22	—	233	233
Trade receivables and other receivables	4,665	1)	—	—	—	4,665	4,665
Cash and cash equivalents	2,311		—	—	—	2,311	2,311

Total	6,976		211	22	45	7,254	7,254

2014 SEK million	Liabilities at fair value through profit and loss	Derivatives used for hedging	Other financial - liabilities		Total	Fair value
Borrowings	—	—	28,208		28,208	28,254
Unconditional deferred payment	—	—	2,447		2,447	2,447
Trade payables	—	—	1,542		1,542	1,542
Derivatives	226	80	—		306	306
Other liabilities	—	—	1,238	2)	1,238	1,238

Total	226	80	32,984		33,741	33,787

1)	Consists of the Group’s trade receivables, parts of other non-current receivables and parts of other short-term receivables.
2)	Consists of the parts of the Group’s other short-term liabilities and accrued expenses.

2013 SEK million	Loans and - receivables		Assets at fair value through profit and loss	Derivatives used for hedging	Available-for- sale financial assets	Total	Fair value
Available-for-sale financial assets	—		—	—	5	5	5
Derivatives	—		46	3	—	49	49
Trade receivables and other receivables	2,224	1)	—	—	—	2,224	2,224
Cash and cash equivalents	178		—	—	—	178	178

Total	2,402		46	3	5	2,456	2,456

2013 SEK million	Liabilities at fair value through profit and loss	Derivatives used for hedging	Other financial - liabilities		Total	Fair value
Borrowings	—	—	14,096		14,096	14,138
Trade payables	—	—	1,542		1,542	1,542
Derivatives	83	63	—		146	146
Other liabilities	—	—	819	2)	819	819

Total	83	63	16,457		16,603	16,645

1)	Consists of the Group’s trade receivables, parts of other non-current receivables and parts of other short-term receivables.
2)	Consists of parts of the Group’s other short-term liabilities and accrued expenses.

Meda’s financial instruments attribute to level 1 and 2 and fair value by level is as follows:

	2015			2014				2013
SEK million	Level 1	Level 2	Total	Level 1		Level 2	Total	Level 1	Level 2	Total
Financial assets	6	6,360	6,366	43		7,211	7,254	4	2,452	2,456
Financial liabilities	—	30,203	30,203	3,973	1)	29,814	33,787	—	15,986	15,986

1)	See Note 25.

Note 23 Cash and cash equivalents

SEK million	2015	2014	2013
Cash and bank balances	1,612	2,311	178

Total	1,612	2,311	178

Note 24 Equity

Share capital and other contributed capital

No. of shares, share capital and premiums increased since 2013 as follows:

SEK million (except for no. of shares)	No. of shares	Share capital	Other contributed capital
2013
January 1, 2013	302,243,065	302	8,865
December 31, 2013	302,243,065	302	8,865

2014
January 1, 2014	302,243,065	302	8,865
Non-cash issue, net after tax	30,000,000	30	2,942
New share issue, net after tax	33,224,306	33	1,981
December 31, 2014	365,467,371	365	13,788

2015
January 1, 2015	365,467,371	365	13,788
December 31, 2015	365,467,371	365	13,788

Dividend per share

At the AGM on April 14, 2016, a dividend of SEK 2.50 per share for a total of SEK 914 million will be proposed for 2015. Dividends for 2014 amounted to SEK 914 million (SEK 2.50 per share) and for 2013 SEK 756 million (SEK 2.41 per share, after adjustment with a factor of 1,0378 due to the bonus issue element in the rights issue in relation to the Rottapharm acquisition).

Other reserves, SEK million	Translation -difference	Hedging of net investment	Cash flow hedging	Defined benefit pension plans and similar plans	Available–for–sale financial assets	Total
January 1, 20131)	–1,318	763	–43	–178	—	–776
Translation difference	508	—	—	—	—	508
Earnings from hedging net investment	—	–355	—	—	—	–355
Tax on earnings from hedging net investment	—	78	—	—	—	78
Earnings from revaluation of derivatives -recognized in equity	—	—	22	—	—	22
Tax on earnings from revaluation of derivatives recognized in equity	—	—	–5	—	—	–5
Earnings from defined benefit pension plans and similar plans	—	—	—	179	—	179
Tax on earnings from defined benefit pension plans and similar plans	—	—	—	–66	—	–66
December 31, 2013	–810	486	–26	–65	—	–415
January 1, 2014	–810	486	–26	–65	—	–415
Translation difference	2,118	—	—	—	—	2,118
Translation difference transferred to the income statement	–11	—	—	—	—	–11
Earnings from hedging net investment	—	–1,300	—	—	—	–1,300
Tax on earnings from hedging net investment	—	286	—	—	—	286
Earnings from revaluation of derivatives -recognized in equity	—	—	11	—	—	11
Tax on earnings from revaluation of derivatives recognized in equity	—	—	–2	—	—	–2
Earnings from defined benefit pension plans and similar plans	—	—	—	–441	—	–441
Tax on earnings from defined benefit pension plans and similar plans	—	—	—	149	—	149
Earnings from available-for-sale financial assets	—	—	—	—	7	7
Tax on earnings from available-for-sale financial assets	—	—	—	—	–1	–1
December 31, 2014	1,297	–528	–17	–357	6	401
January 1, 2015	1,297	–528	–17	–357	6	401
Translation difference	–376	—	—	—	—	–376
Translation difference transferred to the income statement	–3	—	—	—	—	–3
Earnings from hedging net investment	—	395	—	—	—	395
Tax on earnings from hedging net investment	—	–87	—	—	—	–87
Earnings from revaluation of derivatives -recognized in equity	—	—	–1	—	—	–1
Tax on earnings from revaluation of derivatives recognized in equity	—	—	—	—	—	—
Earnings from defined benefit pension plans and similar plans	—	—	—	66	—	66
Tax on earnings from defined benefit pension plans and similar plans	—	—	—	–11	—	–11
Earnings from available-for-sale financial assets	—	—	—	—	–10	–10
Tax on earnings from available-for-sale financial assets	—	—	—	—	1	1
December 31, 2015	918	–220	–18	–302	–3	375

1)	Recalculated on the basis of revised IAS 19.

Note 25 Borrowings

SEK million	2015	2014	2013
Long-term borrowing
Bank loans	21,150	21,190	6,295
Bond loans	1,350	5,611	1,497
Finance leases (see Note 15)	—	16	—
Other	7	—	—

Total	22,507	26,817	7,792

Short-term borrowing
Bank loans	623	574	1,444
Bond loans	400	500	4,266
Commercial papers	1,331	182	593
Finance leases (see Note 15)	—	5	2
Factoring	1	130	—

Total	2,355	1,391	6,304

Total borrowings	24,862	28,208	14,096

Fair value	2015	2014	2013
Level1	—	3,973	—
Level 2	24,838	24,281	14,138

Total	24,838	28,254	14,138

Fair value deviates from the carrying amount on the Group’s bond loans which are recognized in level 2 for 2015. Fair value measurement is based on observable market data on the OTC market. For 2014, level 1 consists of the bond loan of EUR 400 million which was absorbed in conjunction with the acquisition of Rottapharm and redeemed in late April 2015.

Maturities for long-term borrowing:	2015	2014	2013
Payable within 1–2 years	2,580	973	3,807
Payable within 2–5 years	19,927	21,985	3,985
Payable after 5 years	—	3,859	—

Total	22,507	26,817	7,792

Carrying amounts in SEK million, by currency, for the Group’s -borrowing:	2015	2014	2013
EUR	14,834	18,237	—
USD	5,149	5,005	7,287
SEK	4,879	4,966	6,809

Total	24,862	28,208	14,096

Unused credits:	2015	2014	2013
Unused unconfirmed credits	700	700	700
Unused confirmed credits	5,227	5,505	8,001

Note 26 Post-employment benefits

SEK million	2015	2014	2013
Present value of funded obligations	1,262	1,248	942
Fair value of plan assets	–869	–854	–688
Deficit of the funded plans	393	393	254
Present value of unfunded obligations	1,862	2,021	846
Net	2,255	2,415	1,100

SEK million	2015	2014	2013
Recognized as assets1)	18	15	7
Recognized as liabilities	2,273	2,430	1,107
Net	2,255	2,415	1,100

1)	Plans with a net surplus, i.e. plans where assets exceed the defined benefit obligations, are recognized as other non—current receivables.

Changes in fair value of plan assets during the year	2015	2014	2013
At year’s start	854	688	679
Interest income	34	32	25
Remeasurements
Return on plan assets, excluding amounts included in interest income	–35	36	27
Contributions
Employers	48	58	45
Payments from plan
Benefit payments	–57	–44	–43
Settlements	–36	–38	–40
Exchange differences	61	122	–5
At year-end	869	854	688

Changes in present value of the obligations during the year	2015	2014	2013
At year’s start	3,269	1,788	1,963
Costs for service in current year	30	17	19
Costs for service in prior years	—	—	1
Interest expense	87	79	65
Remeasurements
Gain (-)/loss from change in demographic assumptions	–16	37	2
Gain (-)/loss from change in financial assumptions	–98	382	–159
Experience gains (-)/losses	–16	–5	7
Payments from plan
Benefit payments	–133	–102	–77
Settlements	–36	–38	–40
Acquired operation	—	858	—
Exchange differences	37	253	7
At year-end	3,124	3,269	1,788

The defined benefit obligation and plan assets are composed by country as follows in the table below.

2015 SEK million	Germany	US	Sweden	UK	Other	Total
Present value of obligation	1,652	1,011	102	193	166	3,124
Fair value of plan assets	—	–613	—	–209	–47	–869
Net	1,652	398	102	–16	119	2,255

2014 SEK million	Germany	US	Sweden	UK	Other	Total
Present value of obligation	1,789	997	104	189	190	3,269
Fair value of plan assets	—	–606	—	–203	–45	–854
Net	1,789	391	104	–14	145	2,415

2013 SEK million	Germany	US	Sweden	UK	Other	Total
Present value of obligation	686	747	81	143	131	1,788
Fair value of plan assets	—	–495	—	–149	–44	688
Net	686	252	81	–6	87	1,100

Germany

In Germany, Meda has unfunded defined benefit pension plans. These plans are closed to new members, and new employees are offered a defined contribution solution instead. The defined benefit pension plans are based on the final salary and give employees covered by the plan benefits in the form of a percentage of salary upon retirement. The level of benefits also depends on the employee’s period of service. Withdrawals for pensions are made for payouts to the retirees with vested pension. The pension payouts for the German plans are adjusted based on the consumer price index. The plans cover 2,477 people, whereof 549 were active employees on December 31, 2015.

One of the pension plans in Germany, which was partially financed by the employer and partially by the employees, was discontinued on December 31, 2004 and is secured by Bayer Pensionskasse. Meda is according to German law (Gesetz zur Verbesserung der betrieblichen Altersversorgung) liable to cover any future pension increase. The plan is a defined benefit plan that encompasses several employers. Meda recognizes this plan as a defined contribution plan since the Group has not had access to information that would enable this plan to be recognized as a defined benefit plan. Meda will not pay any premiums to Bayer Pensionskasse for 2016. Meda’s share of the total number of active participants in the plan as of December 31, 2015 was 0.2% (0.3; 0.4).

US

The defined benefit pension plan in the US is a tax-qualified plan that is subject to the Employee Retirement Income Security Act of 1974 (ERISA) minimum funding standards. The plan includes 1,821 persons whereof 104 are active employees as of December 31, 2015.

The members defined benefit are based on their compensation and service with the Company. The plan is closed since January 31, 2003 and there are no benefit accruals after that date. Thus, service and compensation with the Company earned after January 31, 2003 are not taken into account for benefit accrual purposes, but such service is taken into account for purposes of determining eligibility for early retirement benefits. A cost of living adjustment is done on the benefit payments for certain members of the plan who were hired before April 1, 1977. No cost of living adjustment is required on the portion of the benefit earned after September 30, 1980.

The defined benefit pension plan in the US reports a deficit of SEK 398 million (391; 252) as of December 2015. Meda is obliged to fund the plan according to the rules of the Pension Protection Act of 2006 in the US and subsequent amendments under HATFA and the Bipartisan Budget Act of 2015, which generally require contributions to the plan on a yearly basis so that the deficit is funded within 7 years. Any gains or losses to the plan assets will also affect the level of future contributions. Contributions in 2016 are estimated to SEK 58 million. The contribution is calculated on a yearly basis by an external actuary.

The trust fund of the defined benefit pension plan in the US is actively monitored by an investment committee and by SEI Investments (SEI). The board of Meda Pharmaceuticals Inc. has appointed an investment committee which consists of employees of the company. The committee works with SEI to determine investing decisions and allocation of funds. This work is abided by an investment policy, which is determined by the board of Meda Pharmaceuticals Inc., and the SEI investment management agreement. The investments are determined within an asset-liability matching framework to achieve a long-term investment that is in line with the obligations under the pension plan. The company’s overall objective is to improve the funded status of the plan. The investment committee together with SEI actively monitors how the duration and the expected yield of the investments are matching the expected cash outflows arising from the pension obligation. The company has not changed the processes used to manage its risks from previous years. As the investments are well diversified, a decline in any single investment would not have a significant impact on the total value of the assets.

Sweden

Meda has both defined benefit and defined contribution plans based on collective agreement between the parties in the Swedish labor market.

The defined benefit plan, known as ITP 2, for employees born in 1978 or earlier. The retirement pension in the ITP 2 plan is a defined benefit obligation handled by Meda and administered and secured by PRI Pensionsgaranti which also provides credit insurance. Obligations for family pension and disability pension for salaried employees is secured through insurance with Alecta. As per UFR 3 (statement issued by the Swedish Financial Reporting Board) this is a multi-employer benefit-based plan. For the 2015 financial year, the Group did not have access to information that would enable this plan to be recognized as a defined benefit plan. These benefits as per ITP 2, secured through Alecta insurance, are therefore recognized as a defined contribution plan. Premiums for the defined benefit survivor’s pension plan is calculated on an individual basis and based, among other things, on salary, previously vested pension and the assumed remaining service period. The expected premiums for 2016 for ITP 2 plans with Alecta amount to SEK 7 million (6; 2). Meda’s share of the total contributions to the plan amounts to 0.003% (0.003; 0.002) and Meda’s share of the total number of active participants is 0.018% (0.017; 0.013). At the end of 2015, Alecta’s surplus (in the form of the collective consolidation level) was 153% (143; 148). The defined benefit ITP plan is a pension plan based on final salary and gives employees covered by the plan benefits in the form of a percentage of salary upon retirement. The level of the benefit also depends on the employee’s period of service. The plans are unfunded and withdrawals for pensions are made for the payouts to the retirees with vested pension. The pension payouts from the plan are not adjusted based on the consumer price index. The plan covers 332 people, 87 of whom were active employees as of December 31, 2015.

The defined contribution plan, known as ITP 1, for employees born in 1979 or later. The defined contribution plan ITP 1 or alternative ITP, for employees earning more than 10 income base amount and who have opted out of the defined benefit plan ITP 2, where rules are set by the Company and approved by each employee selected to participate.

UK

The defined benefit pension plan in the UK is a funded plan and has been closed to new members since January 1, 2007, and there are no benefit accruals after that date. New employees are currently offered a retirement solution through a defined contribution plan. The defined benefit pension plan includes 163 persons whereof none are active employees as of December 31, 2015.

The plan is a final salary pension plan, which provides benefits to members in the form of a guaranteed level of pension payable for life. The level of benefits provided also depends on members’ length of service. The pension payment in UK is on a yearly basis adjusted with 3% for some of the plan members. For other members of the plan the pension payments are adjusted for inflation.

The defined benefit pension plan in UK reports a surplus of SEK 16 million as of December 2015. Meda makes yearly contributions to the plan to ensure that the plan does not report a deficit. Any changes on the value of the plan assets may affect the yearly contribution to the plan. Contributions in 2016 are estimated to SEK 6 million. The contribution is monitored and calculated by an external actuary on a regular basis.

The funded pension plan in UK is administrated by Legal & General Investment Management Limited (LGIM). The administration is regulated by an investment management agreement. The agreement includes targets related to return on plan assets of which an investment strategy is suggested for Meda Pharmaceuticals Ltd. Investment decisions are handled by trustees, ENTs (Entity Nominated Trustees), which according to British law is designated by Meda Pharmaceuticals Ltd. The investments are determined within an asset-liability matching strategy to achieve a long-term investment that is in line with the obligations under the pension plan. The company’s objective is to match assets to the pension obligations by investing in long term fixed interest securities with maturities that match the benefit payment as they fall due. The trustees and LGIM actively monitor how the duration and the expected yield of the investments are matching the expected cash outflows arising from the pension obligation. The company has not changed the processes used to manage its risks from previous years. Investments are well diversified, such that the failure of any single investment would not have a material impact on the overall level of assets.

Other

Recognized liabilities for other pension plans as of December 31, 2015 amounted to SEK 120 million (145; 88). Other pension obligations are mainly related to France, Austria and Italy.

The significant actuarial assumptions are presented in the table below:

(weighted average, %)	2015	2014	2013
Discount rate	2.6	2.3	3.6
Future salary increase	2.2	2.2	2.2
Future pension increase	1.6	1.6	1.3

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. These assumptions translate into an average life expectancy in years for a person retiring at age 65.

(weighted average, %)	2015	2014	2013
Retiring at the end of the reporting period (age 65 years)
Male	19.5	20.1	20.2
Female	23.0	23.4	23.3

Retiring 25 years after the end of the reporting period (age 40 years)
Male	19.5	19.7	19.4
Female	23.5	23.5	22.7

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions are:1)

SEK million	2015	Discount rate		Future salary increase		Future pension increase		Life expectancy
		+0.5%	–0.5%	+0.5%	–0.5%	+0.5%	–0.5%	+1 year	–1 year
Present value of funded - obligations	1,262	1,205	1,323	1,264	1,261	1,273	1,254	1,283	1,242
Fair value of assets	–869	–869	–869	–869	–869	–869	–869	–869	–869
Present value of unfunded - obligations	1,862	1,734	2,007	1,877	1,847	1,981	1,753	1,947	1,768

Net	2,255	2,070	2,461	2,272	2,239	2,385	2,138	2,361	2,141

1)	The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (projected unit method) has been applied as when calculating the pension liability.

Plan assets in the Group, which are mainly attributable to US and UK, are comprised as presented in the table below.

	Quoted	2015 Unquoted	Total	%	Quoted	2014 Unquoted	Total	%	Quoted	2013 Unquoted	Total	%
Equity instruments
US	292	51	343	40	305	—	305	36	219	—	219	32
UK	43	—	43	5	42	—	42	5	30	—	30	4
Debt instruments
US	171	17	188	22	180	—	180	21	133	—	133	19
UK	166	—	166	19	161	—	161	19	119	—	119	17
Property
US	—	82	82	9	—	66	66	8	—	27	27	4
Other
US	—	—	—	—	7	48	55	6	23	93	116	17
Other countries	24	23	47	5	23	22	45	5	44	0	44	7

Total	696	173	869	100	718	136	854	100	567	121	688	100

Contributions to the Group’s defined benefit pension and healthcare plans for the 2016 financial year are expected to amount to SEK 145 million. The weighted average maturity for the pension obligations is 13 years.

The maturities for expected undiscounted payouts for post-employment pension are listed below.

Maturity	Undiscounted payouts, SEK million
Within 1 year	145
Between 1–2 years	158
Between 2–5 years	512
More than 5 years	3,912

Total	4,727

Risks

Through its defined post-employment defined benefit pension and healthcare plans, the Group is exposed to a number of risks. The most significant risks are described below.

Type of risk
Volatility in assets

The largest portion of the Group’s plan assets are in the US and the UK. The plan liabilities are calculated using a discount rate based on corporate bonds. If the plan assets do not achieve returns corresponding to the level of the discount rate, a deficit will arise.

The US and UK plans contain equities. Although, over the long-term, the return is expected to exceed the interest on corporate bonds, the equities are associated with volatility and risk in the short-term. As the plans approach maturity, Meda intends to reduce the level of investment risk by increasing investments in assets that better match the liability.

Bond yield changes	A significant part of the Group’s plans is unfunded and located in Germany where the discount rate is based on corporate bonds. A reduction in the interest on corporate bonds results in an increase in plan liabilities. In the US, the pension plans are funded and any increase in the liability as a result of a decrease in interest on corporate bonds is to some extent compensated for by an increase in the value of the corporate bond holding.

Type of risk
Inflation	In the countries where the Group has pension obligations that are linked to inflation, higher inflation in those countries would lead to higher pension liabilities. The plan assets in the US and the UK are either not affected by (fixed interest on bonds) or slightly correlated with (equities) inflation, which means that an increase in inflation will increase the deficit in these plans.

Life expectancy assumptions	In most of the pension plans, individuals covered by the plans will receive life-long benefits, and accordingly, higher life expectancy assumptions result in higher pension liabilities.

Note 27 Other non-current liabilities

SEK million	2015	2014	2013
Unconditional deferred payment	2,458	2,447	—
Other non-current liabilities	16	17	32

Total	2,474	2,464	32

The purchase price for Rottapharm includes an unconditional deferred payment of EUR 275 million which carries no interest and matures in January 2017. This is measured at fair value by discounting to present value using an interest rate of 2.6%. Interest cost for the period, since the acquisition, which is recognized under financial expenses amounts to SEK 65 million (14; -).

Note 28 Other provisions

SEK million	Returns	Personnel	Restructuring	Legal - disputes	Other	Total
January 1, 2015	513	141	620	73	148	1,495
Additional provisions	488	76	273	213	30	1,080
Utilized during the year	–300	–35	–561	–30	–37	–963
Reversed unused amounts	–141	–12	–72	–2	–73	–300
Translation difference	37	8	–6	—	–6	33
December 31, 2015	597	178	254	254	62	1,345

SEK million	2015	2014	2013
Non-current provisions	337	375	209
Current provisions	1,008	1,120	396

Total	1,345	1,495	605

Expected outflow date, SEK million	Non-current provisions
In 2–3 years	118
In 4–5 years	62
After 5 years	157

Total	337

Provisions for returns

The provision for returns mainly comprises reserves for products that Meda is obliged to buy back from the customer a short time before or after their expiry date.

Provisions for personnel

SEK 94 million (89; 70) of provisions for personnel relates to health benefits in the US after terminated employment which are unfunded. Accounting method, assumptions and number of evaluation points are similar to those used for defined benefit pension plans. The plans are closed and no actively employed are covered by the plan. The actuarial loss for 2015 amounted to SEK 2 million and interest expenses to SEK 4 million. Benefits paid from the plans amounted to SEK 9 million. Expected fees for 2016 amount to SEK 6 million. Weighted average maturity for the plans amount to 9 years.

The principal actuarial assumptions are the discount rate and long-term increase in the cost of healthcare which as of December 31, 2015 amounted to 4.25% (3.75; 4.5) and 4.0% (4.0; 5.0). A change in the discount rate of +/– 0.25% decrease / increase the liability with SEK +/– 2 million. A change in the long-term increase in the cost of healthcare by +/– 0.25% increase / decrease the obligation of SEK +/– 1 million.

Other personnel related provisions are mainly related to provisions for terminated contracts in Germany and Italy.

Provisions for legal disputes

SEK 189 million of the provision refers to a provision for an ongoing legal dispute in the US related to the product Reglan, which is expected to be closed during the third quarter 2016. See Note 29 for more information.

Individual assessment of ongoing disputes occurs continually.

Provisions for restructuring

The provision for restructuring amounted to SEK 254 million (620; 14) whereof SEK 249 million is related to Rottapharm. Costs for restructuring during the year relating to the integration of Rottapharm were SEK 291 million (631; -). SEK –8 million is recognized under cost of sales, SEK 227 million under selling expenses, SEK 25 million under medicine and business development expenses and SEK 47 million under administrative expenses in the income statement. The costs are mainly related to personnel expenses. SEK 196 million of the restructuring provision will be paid in 2016.

Other provisions

Other provisions include, for example, excise duties, sales commissions and provisions for ongoing tax audits.

Note 29 Contingent liabilities

Pledged collateral, SEK million	2015	2014	2013
Commitments
Guarantees	31	32	32

•	In-licensing of the global rights to Edluar may lead to milestone payments totaling USD 60 million when defined sales targets are reached.

•	The acquisition of the European rights to the substance sotiromod may lead to milestone payments of USD 10 million when defined development stages are reached.

•	The agreement with Ethypharm for the rights to the ketoprofen–omeprazole combination may lead to milestone payments of EUR 5 million upon registration and when defined sales targets are reached.

•	In-licensing of OraDisc A for the European market may lead to milestone payments of EUR 4.8 million.

•	The agreement with Cipla to expand the geographic territory for Dymista and the product development partnership may lead to milestone payments of USD 35 million when defined development stages are reached and upon the launch of new products.

•	The acquisition of ZpearPoint may lead to milestone payments of NOK 40 million when defined development stages and sales targets are reached for the product EB24.

•	The in-licensed rights to Betadine from Mundipharma will expire on December 31, 2017. With this counterparty, Meda has a binding option to acquire an eternal license for the rights to Betadine under certain conditions. The parties have entered into negotiations on future rights to the product.

•	The maximum additional purchase consideration for other product rights is around SEK 74 million.

•	In conjunction with the acquisition of Carter-Wallace in 2001, Meda Pharmaceuticals Inc. (previously MedPointe Inc.) took over certain environment-related obligations. In 1982, US Environmental Protection Agency (EPA) stated that Carter-Wallace, along with more than 200 other companies, were potentially responsible for waste placed at the Lone Pine Landfill waste disposal facility. In 1989 and 1991, without admitting responsibility, Carter-Wallace and 122 other companies entered into an agreement with the EPA to decontaminate Lone Pine. The process is ongoing. The provision for decontamination costs amounted to USD 2.0 million as of December 31, 2015.

•	In conjunction with the purchase of Alaven Pharmaceuticals in 2010, Meda Pharmaceuticals Inc. assumed responsibility for ongoing US product liability cases involving the product Reglan (metoclopramide). Presently, there are slightly less than 3,300 cases in which the company is named as one of multiple defendants, with most of the cases in Philadelphia, San Francisco and New Brunswick. In general, the cases involve plaintiffs that took Reglan for long periods of time to control gastric stasis and gastroesophageal reflux and developed the side effect tardive dyskinesia, which is characterized by repetitive, involuntary muscle movements, generally of the face and extremities. Even though the Reglan labeling since 1986 has warned against the side effect if the product was taken for more than 12 weeks, the plaintiffs allege that the warning was not prominent enough. While Meda believes it has meritorious defenses to these claims, in order to avoid the expense and distraction of litigation, Meda has entered into a confidential settlement agreement which establishes a framework to resolve all of the claims. Meda has recognized a provision of USD 25 million in the third quarter 2015 whereof USD 2.5 million was paid in the fourth quarter 2015. The settlement is subject to sufficient participation by the plaintiffs as determined in Meda’s sole discretion.

•	From time to time, Meda is involved in legal disputes that are common in the pharmaceutical industry. Although it is not possible to issue any -guarantees about the outcome of these disputes, on the basis of Group management’s present and fundamental judgment, we do not anticipate that they will have any materially negative impact on Meda’s financial -position. This standpoint may change over time.

Note 30 Cash flow

Adjustments for items not included in cash flow

SEK million	2015	2014	2013
Operating activities:
Depreciation of property, plant, and equipment	211	133	100
Amortization of intangible assets	3,073	2,370	2,086
Bank charges1)	115	186	25
Other	–26	–21	35

Total	3,373	2,668	2,246

1)	Bank charges taken to income during the year.

Note 31 Transactions with related parties

Fidim S.r.l. owns 33,016,286 shares in Meda AB, corresponding to 9.0% of the total number of shares. Fidim S.r.l. received 30,000,000 MEDA shares as part of the purchase price for Meda’s acquisition of Rottapharm. Luca Rovati is a board member of Meda since November 2014 and partner in Fidim S.r.l.

To Meda related parties:
Fidim S.r.l.	Board member Luca Rovati holds shares in Fidim S.r.l.

RRL Immobiliare SpA	Fidim S.r.l. owns RRL Immobiliare SpA. Luca Rovati is a board member of RRL Immobiliare SpA

Rottapharm Biotech S.r.l.	Fidim S.r.l. owns Rottapharm Biotech S.r.l.

Demi–Monde S.r.l.	Demi-Monde S.r.l. is owned by related party to board member Luca Rovati

Day Spa S.r.l.	Day Spa S.r.l. is owned by related party to board member Luca Rovati

Johan & Levi S.r.l.	Johan & Levi S.r.l. is owned by related party to board member Luca Rovati

Transactions with related parties:

Sales of goods and services and other sales, SEK million
Rottapharm Biotech S.r.l.	4.1	Refers to sales of services
Other related parties	0.2

Purchases of goods and services, SEK million
RRL Immobiliare SpA	28.1	Refers to rental of office and factory space
Rottapharm Biotech S.r.l.	6.8	Refers to purchases of research and development services

Balances as per December 31, 2015, SEK million
	Receivables		Liabilities
Fidim S.r.l.	12.1	1)	—
RRL Immobiliare SpA	5.4		9.2
Rottapharm Biotech S.r.l.	0.8		0.4
Other related parties	0.1		0.3

1)	Refers to tax related expenses which have been re-charged to Fidim S.r.l.

All transactions between related parties are based on market conditions and negotiations have taken place on an arm’s length basis.

Remuneration to senior executives is described in Note 8. No other related party transactions occurred in 2015.